Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NaturalNano, Inc.
(Name of small business issuer in its charter)

Nevada	8731	87-0646435
(State or other jurisdiction of corporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

150 Lucius Gordon Drive, Suite 115
West Henrietta, New York 14586
(585) 214-8005
(Address and telephone number of registrant’s principal executive offices)

Michael D. Riedlinger, President
150 Lucius Gordon Drive, Suite 115
West Henrietta, New York 14586
Ph. (585) 214-8005
Fax: (585) 214-8182
(Name, address and telephone number of agent for service)

Copy of all communications to:

William E. Kelly, Esq.
Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110
Ph. (617) 345-1195
Fax: (866) 743-4899

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.001 par value	31,022,463	$ 1.15	$ 35,675,832	$ 3,817.31

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2)
Computed in accordance with Rules 457(c) under the Securities Act of 1933 (the “Securities Act”), solely for the purpose of calculating the registration fee, and based on the average of the high and low prices of the Common Stock of the Registrant as reported on July 7, 2006 on the NASDAQ OTC Bulletin Board.

(3)	Computed in accordance with Section 6(b) under the Securities Act, solely for the purpose of calculating the registration fee.

________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Subject to completion, dated July 10, 2006

PROSPECTUS

31,022,463 SHARES

NaturalNano, Inc.

COMMON STOCK

___________

This prospectus relates to the offer of up to 31,022,463 shares of the common stock of NaturalNano, Inc. by 72 selling stockholders. The selling stockholders may sell their shares at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale or at negotiated prices.

Up to 15,321,154 of the shares of our common stock covered by this prospectus may be issued from time to time pursuant to a stock purchase agreement between us and SBI Brightline XIII, LLC (“SBI”), as further described in this prospectus. Additionally, up to 4,500,000 shares of common stock covered by this prospectus may be issued from time to time pursuant to warrants issued on March 31, 2005 to an affiliate of SBI, SBI USA, LLC. We will not receive any proceeds from the resale of these shares. SBI is a statutory "underwriter" within the meaning of the Securities Act of 1933 (the “Securities Act”) in connection with its sales of shares of our common stock covered by this prospectus.

An additional 11,201,309 shares of our common stock issued in private placements to 70 other stockholders are also covered by this prospectus. We will not receive any proceeds from the resale of these shares by any of these selling stockholders.

This prospectus covers only the resale of shares of our common stock issued to SBI and the other selling stockholders in private placements and does not cover the primary issuance of those shares from us to the selling stockholders, which issuance was made without registration under the Securities Act in reliance on the exemption provided in Section 4(2) of that Act.
_____________
Our common stock trades on the over-the-counter market under the symbol “NNAN.” The last reported sale price for our common stock on July 7, 2006 was $1.07 per share.
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Investment in the common stock offered by this prospectus involves a high degree of risk. You may lose your entire investment. Consider carefully the “risk factors” beginning on page 7 of this prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

_____________

The date of this prospectus is                    , 2006.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes.

NaturalNano, Inc.

NaturalNano is an early-stage research and development company focusing in the area of nanotechnology, specifically focusing on naturally occurring nanoscale materials. Our strategy is to develop patentable processes and technologies related to these nanoscale materials and subsequently license the associated patents to relevant industries including: polymers, plastics and composites, cosmetics and personal care products and medical and pharmaceutical device additives and coatings. We began our current line of business on December 22, 2004. From that date through our first quarter ended March 31, 2006, we have had no material revenues from operations and have incurred cumulative net losses of $3,755,565. We have relied entirely on sales of our securities and related party advances to fund our operations.

The Offering

Securities Offered
Up to 15,321,154 shares of our common stock that may be acquired by SBI Brightline XIII, LLC (“SBI”) pursuant to a stock purchase agreement dated July 9, 2006.

Up to 4,500,000 shares of our common stock that may be acquired by SBI USA, LLC (“SBI USA”) pursuant to a stock purchase agreement dated July 9, 2006.

11,201,309 shares of our common stock held by 70 other selling stockholders.

Use of Proceeds
We will not receive any proceeds from the resale of shares by any of the selling stockholders.

We will receive proceeds pursuant to the sale of shares to SBI and the exercise of warrants by SBI USA. If we sell to SBI all of the shares issuable under the stock purchase agreement, we will receive proceeds in the amount of $15,500,000. If SBI USA exercises its warrants in full, we will receive aggregate proceeds in the amount of $517,500; however, there is can be no assurance that any of the warrants will be exercised, as these instruments may expire unexercised, in which case we will receive no proceeds with respect to them. We expect to use any proceeds we receive from the sale of shares to SBI or SBI USA for working capital and for other general corporate purposes, including research and product development.

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

OTC Symbol	NNAN

Executive Offices

Our executive offices are located at 150 Lucius Gordon Drive, Suite 115, West Henrietta, New York 14586. Our telephone number is (585) 214-8005 and our website is: www.naturalnano.com. The information on our website is not part of this prospectus.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table presents the unaudited Consolidated Statement of Operations for the three months ended March 31, 2006 and 2005 and from inception (December 22, 2004) through March 31, 2006 and the audited Consolidated Statement of Operations for the year ending December 31, 2005 and for the period from inception (December 22, 2004 ) through December 31, 2004. The information is extracted from the consolidated financial statements presented elsewhere in this prospectus and in previous filings and should be read in conjunction therewith.

	For the three months ended		From inception December 22, 2004 through	For the twelve months ended	From inception December 22, 2004 through
	March 31, 2006	March 31, 2005	March 31, 2006	December 31, 2005	December 31, 2004
Income:
Sample revenue			$500	$500

Operating expenses:
Research and development	$461,121	$67,449	1,032,140	566,019	$5,000
General and administrative	914,475	392,577	3,172,734	2,255,923	2,336
	1,375,596	460,026	4,204,874	2,821,942	7,336

Loss from Operations	(1,375,596)	(460,026)	(4,204,374)	(2,821,442)	(7,336)

Interest income (net)	12,874		27,009	14,135
Change in unrealized gain on warrant	331,800	52,500	421,800	90,000

	344,674	52,500	448,809	104,135
Net Loss	($1,030,922)	($407,526)	($3,755,565)	($2,717,307)	($7,336)

Loss per common share basic and diluted	($0.01)	($0.02)		($0.03)	($0.00)
Weighted average shares outstanding	121,079,184	20,000,000		101,575,332	20,000,000

NOTE REGARDING MERGER

Prior to November 29, 2005, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) known as “Cementitious Materials, Inc.” Pursuant to an Agreement and Plan of Merger, dated September 26, 2005 (the “Merger Agreement”) by and among the Company, Cementitious Acquisitions, Inc., a Nevada corporation and wholly owned subsidiary of the Company (“Merger Sub”), and NaturalNano, Inc., now known as NaturalNano Research, Inc. (“NN Research”), on November 29, 2005 Merger Sub was merged with and into NN Research, with NN Research surviving as a wholly owned subsidiary of the Company (the “Merger”). Immediately following the Merger, we changed our name to “NaturalNano, Inc.” As a result of the Merger, we ceased being a shell company. Except where the context indicates otherwise, all references in this prospectus to “us”, “NaturalNano” or “the Company” refer, with respect to periods prior to the Merger, to NN Research and, with respect to periods after the Merger, to the consolidated enterprise consisting of NaturalNano, Inc. and NN Research.

NOTE REGARDING STOCK SPLIT

On February 8, 2006 we effected a two-for-one stock split. All references in this prospectus to the number of shares of our Common Stock and to related per-share prices (including references to periods prior to the effective date of the stock split) reflect this stock split.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors such as:
•	continued development of our technology;
•	dependence on key personnel;
•	competitive factors;
•	the operation of our business; and
•	general economic conditions.

The forward-looking statements speak only as of the date on which they are made, and except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS

You should carefully consider the following material risk factors as well as all other information set forth or referred to in this prospectus before purchasing shares of our common stock. Investing in our common stock involves a high degree of risk. The Company believes all material risk factors have been presented below. If any of the following events or outcomes actually occurs, our business operating results and financial condition would likely suffer. As a result, the trading price of our common stock could decline, and you may lose all or part of the money you paid to purchase our common stock.

Risks Related to our Business

NaturalNano Inc. is a new business with a limited operating history having no material revenues to date and therefore a high risk of potential business failure unless we can overcome the many obstacles inherent to a development stage business.

We are a development stage company with limited prior business operations. Our business focus is currently directed at the development and technical evaluation of commercial opportunities for certain naturally occurring nanoscale materials. Because of our limited operating history, you may not have adequate information on which you can base an evaluation of our business and prospects. To date, our efforts have been devoted primarily to the following:

•	organizational activities;
•	developing a business plan;
•	obtaining funding;
•	aggressively patenting our intellectual property;
•	licensing technology relevant to our business model;
•	establishing strategic research partners;
•	conducting technical product research on processing alternatives; and
•	marketing to identified industry leaders.

As an investor, you should be aware of the difficulties, delays and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including unanticipated research and development expenses, employment costs, and administrative expenses. We cannot assure our investors that our proposed business plans as described in this prospectus will materialize or prove successful, or that we will be able to finalize development of our products or operate profitably.

From our inception in December 2004 through March 31, 2006, we have incurred cumulative losses of $3,755,565. We cannot assure you that we will achieve profitability in the immediate future or at any time. If we do not achieve profitability, you could lose your investment. As a result of the start-up nature of our business, we expect to sustain substantial operating expenses before generating significant revenues.

We are dependent on continued funding and the successful development and marketing of our products. You should be aware of the increased risks, uncertainties, difficulties and expenses we face as a research and development company and that an investment in our common stock may become worthless if our business fails.

If we cannot achieve commercial application of our nanoscale materials, we may not achieve profitability.

We must develop commercial applications for halloysite nanotubes, which we intend to do primarily by collaborating with market leaders in each potential field of use. If we fail to establish such collaborative relationships or if we are unable to develop sufficiently attractive commercial uses for our nanoscale materials or if we are unable to produce these materials at a competitive cost, we may not achieve profitability.

We may not be able to manage our growth effectively, which could adversely affect our operations and financial performance.

The ability to manage and operate our business as we execute our development and growth strategy will require effective planning. Significant rapid growth could strain our internal resources and could adversely affect our financial performance. We expect that our efforts to grow will place a significant strain on our personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require us to successfully attract, train, motivate, retain and manage new employees and continue to update and improve our operational, financial and management controls and procedures. If we do not manage our growth effectively slower growth is likely to occur and thereby slowing or negating our ability achieve and sustain profitability.

We may not be able to fully protect our proprietary rights and we may infringe the proprietary rights of others which could result in costly litigation.

Our future success depends significantly on our ability to protect and preserve the proprietary rights related to our technology and resulting products. We have the rights to twenty one issued or pending patents relating to processes and technologies and expect to continually invest in the growth of our intellectual property portfolio through in-house development and through third party licensing and joint venture research. We cannot assure you that we will be able to prevent third parties from using our intellectual property rights and technology without our authorization. The Company intends to pursue aggressively all efforts to obtain patent protection for our technology. The Company also relies on trade secrets, common law trademark rights and trademark registrations, as well as confidentiality and work for hire, development, assignment and license agreements with employees, consultants, third party developers, licensees and customers. Our protective measures for these intangible assets afford only limited protection and may be flawed or inadequate.

Policing unauthorized use of our technology is difficult and some foreign laws do not provide the same level of protection as U.S. laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or patents that we may obtain, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and have a material adverse effect on our future operating results.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. In particular, there has been an increase in the filing of suits alleging infringement of intellectual property rights, which pressure defendants into entering settlement arrangements quickly to dispose of such suits, regardless of their merits. Other companies or individuals may allege that we infringe on their intellectual property rights. Litigation, particularly in the area of intellectual property rights, is costly and the outcome is inherently uncertain. In the event of an adverse result, we could be liable for substantial damages and we may be forced to discontinue our use of the subject matter in question or obtain a license to use those rights or develop non-infringing alternatives. Any of these results would increase our cash expenditures and negatively affect our results of operations and financial condition.

We may not have opportunities to enter into additional strategic partnerships for the commercialization of our technologies which could have a severe negative impact on our ability to market our products.

Leveraging strategic partnerships is an important part of our business plan. These relationships help us to validate and expand our technology, develop extraction and separation processes, offer insight into additional application opportunities and develop future sales channels. We intend to continue our development of these strategic partnerships with research teams at leading industry manufacturers, suppliers and universities worldwide in order to develop the manufacturing and marketing efforts that will be required to commercialize our products. If we are unable to enter into any new partnerships in the future, we may be unable to complete the commercialization of our products as effectively as we currently envision.

The industry in which we operate is highly competitive and has relatively low barriers to entry. Increased competition could result in margin erosion, which would make profitability even more difficult to achieve and sustain.

We expect that our future product offerings will provide new capabilities and anticipate superior performance compared to existing materials. However, many of our current and prospective competitors are larger and have greater financial resources, which could create significant competitive advantages for those companies. Our future success depends on our ability to compete effectively with other manufacturers of material additives that may have internal development programs. As a result, we may have difficulty competing with larger, established competitor companies. Generally, these competitors have:

•	substantially greater financial, technical and marketing resources;
•	larger customer bases;
•	better name recognition; and
•	potentially more expansive product offerings.

Many existing and potential competitors have greater financial resources and are likely to command a larger market share, which may enable them to establish a stronger competitive position than we may have, in part through greater marketing opportunities. If we fail to address competitive developments quickly and effectively, we may not be able to remain a viable entity.

Our business could be negatively affected by any adverse economic developments in the advanced materials industry and/or the economy in general.

We depend on the demand for the application of our technology and nanoscale materials and our business is susceptible to downturns in the advanced materials industry and the economy in general. Any significant downturn in the market or in general economic conditions would likely result in additional investments in research and marketing and thereby increase our costs to bring our licensing products to market.

Our future success depends on retaining our existing key employees and hiring and assimilating new key employees. The loss of key employees or the inability to attract new key employees could limit our ability to execute our growth strategy, resulting in lost sales and a slower rate of growth.

Our success depends in part on our ability to retain key employees including our executive officers. Although we have certain employment agreements in effect with our executives, each executive can terminate his or her agreement generally with 90 days notice. It would be difficult for us to replace any one of these individuals. In addition, as we grow we may need to hire additional key personnel. We may not be able to identify and attract high quality employees or successfully assimilate new employees into our existing management structure.

Because Technology Innovations, LLC holds a 53.7% of our outstanding shares there may be circumstances that give rise to conflicts of interests between the Company and this controlling stockholder.

Because of the nature and development stage of the Company and the business objectives of Technology Innovations, LLC, there may be circumstances of potential conflicts of interest and differing objectives between these entities. Some potential conflicts may not be resolved in a manner that is considered favorable to all stockholders, considering Technology Innovations majority voting influence. We do not believe it is possible to predict the precise circumstances under which future potential conflicts may arise and therefore intend to address potential conflicts on a case-by-case basis. Our independent board members will make all determinations and decisions relating to issues involving Technology Innovations, LLC.

Because two of our directors are equity owners and managers of Technology Innovations, LLC, our majority stockholder, there may be conflicts of interest.

Michael L. Weiner, the Chairman of our Board of Directors, is the Manager and a 42.74% beneficial equity member of Technology Innovations LLC, (“TI”) a company engaged in the business of identifying and acquiring intellectual property for investment and exploitation. Mr. Weiner and Ross Kenzie, also a director of NaturalNano, are on the TI Board of Members. TI and its members beneficially own 53.7% of our outstanding common stock. In addition, NaturalNano and TI have entered into a licensing agreement relating to the worldwide exclusive rights of various patent applications and provisional patents that are owned by TI.

Because of the nature of our business and the business of other entities in which TI holds an interest, the relationships of Messrs. Weiner and Kenzie with these other entities may give rise to conflicts of interest with respect to certain matters affecting us. Potential conflicts may not be resolved in a manner that is favorable to us. We believe it is impossible to predict the precise circumstances under which future potential conflicts may arise and therefore intend to address potential conflicts on a case-by-case basis. Under Nevada law, directors have a fiduciary duty to act in good faith and with a view to the best interests of the corporation. All of our directors, including Mssrs. Weiner and Kenzie, are required to disclose to their fellow directors any interest they may have in any proposed transaction between NaturalNano and any other person or entity to refrain from taking part in decisions with respect to any such transaction. Our board members who are not affiliated with TI will make all determinations and decisions relating to proposed transactions with TI and its affiliates as they may arise, and will approve such transactions only if they determine that the terms thereof are no less favorable to NaturalNano than would be available from unrelated third parties.

Risks Related to Our Common Stock

We have a history of operating losses and expect to report future losses that may cause our stock price to decline.

For the operating period since inception (December 22, 2004) through March 31, 2006, we have incurred a net cumulative loss of $3,755,565. We expect to continue to incur losses as we spend additional capital to develop and market our technologies and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether we will ever earn a significant amount of revenues or profit, or if we do, that we will be able to continue earning such revenues or profit. Also, any economic weakness or global recession may limit our ability to develop and ultimately market our technologies. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.

Our research and development efforts may not result in commercially viable products which could result in a decline of our stock price and a loss of your investment.

Our technologies are in the development stage. Further research and development efforts will be required to develop these technologies to the point where they can be incorporated into commercially viable or saleable products. We have set forth in this prospectus our proposed research and development program as it is currently conceived. We cannot assure you, however, that this program will be accomplished in the order or in the time frame set forth. We reserve the right to modify the research and development program. We may not succeed in developing commercially viable products from our technologies. If we are not successful in developing commercially viable products or if such products become obsolete, our ability to generate revenues from our technologies will be severely limited. This would result in the loss of all or part of your investment.

We may need to raise additional capital. If we are unable to raise additional capital, our business may fail or our operating results and our stock price may be materially adversely affected.

Because we are a development stage company and have no material revenues, we need to secure on-going funding. The funds that we raise by selling stock to SBI under the stock purchase agreement, referred to herein, may not be sufficient to carry out all of the plans described in this prospectus or to fund our operating losses until we are able to generate enough revenues to sustain our business. If we are unable to obtain adequate funding, we may not be able to successfully develop and market our products and our business will most likely fail. To secure additional financing, we may need to borrow money or sell more securities, which may reduce the value of the securities to be sold by the selling stockholders in this offering. Under these circumstances, we may be unable to secure additional financing on favorable terms or at all.

Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders. If we borrow money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. If we are unable to obtain adequate financing, we may have to curtail business operations which would have a material negative effect on operating results and most likely result in a lower stock price.

Future sales of shares of our common stock may decrease the price for such shares.

On November 29, 2006, the one-year holding period requirement under Rule 144 expires on the common stock issued to former stockholders of NN Research in connection with the Merger, unless we achieve registration of part or all of those shares before this date. As a result, 111,584,623 of shares of our common stock (approximately 92%, as of June 30, 2006, of our outstanding common stock) will be eligible for resale on the open market at that time, many without any restrictions as to size or frequency of such sales. Actual sales or the prospect of sales by our stockholders may have a negative effect on the market price of the shares of our common stock.

If any of our stockholders either individually or in the aggregate cause a large number of securities to be sold in the public market, or if the market perceives that these holders intend to sell a large number of securities, such sales or anticipated sales could result in a substantial reduction in the trading price of shares of our common stock and could also impede our ability to raise future capital. Sales of a substantial number of shares of our common stock in the public markets or the perception that these sales may occur, could cause the market price of our common stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities.

Our common stock has experienced in the past, and is expected to experience in the future, significant price and volume volatility, which substantially increases the risk that you may not be able to sell your shares at or above the price that you pay for the shares.

The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•	variations in our quarterly operating results;
•	our ability to complete the research and development of our technologies;
•	the development of a future market for our products;
•	changes in market valuations of similar companies;
•	announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	additions or departures of key personnel; and
•	fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the Over-the-Counter Bulletin Board and technology stocks in particular, have experienced extreme price and volume fluctuations. In some cases these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price regardless of our operating performance. The historical trading of our common stock is not necessarily an indicator of how it will trade in the future and our trading price as of the date of this prospectus is not necessarily an indicator of what the trading price of our common stock might be in the future.

In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

The sale of 31,022,463 shares by the selling stockholders covered by this prospectus may encourage short selling and have an adverse impact on the market price of our common stock.

The resale by the selling stockholders of 31,022,463 shares of our common stock (representing approximately 25% of our outstanding shares as of June 30, 2006) as contemplated by this prospectus will increase the number of our publicly traded shares and could depress the market price of our common stock. The mere prospect of resales by the selling stockholders as contemplated by this prospectus could also depress the market price for our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

If we sell shares to SBI at prices less than the current trading price of our common stock SBI may have an incentive to immediately resell such shares in the market which may, in turn, cause the trading price of our common stock to decline. Also, if we do not sell the shares covered by the later tranches under the stock purchase agreement, it could adversely affect the trading price of our common stock because the earlier tranches have a purchase price per share that is lower than the trading price of our common stock at the time we entered into the stock purchase agreement.

The sale to SBI of shares under the stock purchase agreement will result in dilution to our existing stockholders.

The issuance of shares to SBI under the stock purchase agreement will dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock. The perceived risk of dilution may cause our stockholders to sell their shares which would contribute to a decline in the price of our common stock. The Company estimates that the common stock ownership, held by existing stockholders, will be diluted by 14.8% if all of the common stock and warrants included in this prospectus are issued.

Our issuance of common stock at a price below prevailing trading prices at the time of issuance may cause our stock price to decline.

As of July 10, 2006 there were outstanding options to purchase an aggregate of 9,158,333 shares of our common stock with a weighted average exercise price of $0.07 per share. As of July 10, 2006, there were also outstanding warrants for the purchase of 9,270,000 shares of our common stock, having a weighted average exercise price of $0.58 per share. These options and warrants, as well as other options and warrants that we issue in the future, may also result in shares being issued for consideration that is less than the trading price of our common stock at the time the shares are issued.

The trading price of our common stock on the dates that we sell shares to SBI under our current stock purchase agreement, may be more than the purchase price per share for the shares that we sell to SBI on such dates. We may also issue shares in the future at a discount to the trading price of our common stock under other circumstances. Any such below market issuances, or the potential for such issuances, could cause our stock price to decline.

Shares of our common stock may be subject to price illiquidity and volatility because our shares may continue to be thinly traded and may never become eligible for trading on NASDAQ or a national securities exchange.

Although a trading market for our common stock exists, the trading volume has not been significant and an active trading market for our common stock may never develop. There currently is no analyst coverage of our business. Relatively few shares of our common stock are currently freely tradable and the volume of shares in our public “float” will continue to be limited due to resale restrictions under applicable securities laws on shares issued to the former stockholders of NaturalNano and the fact that significant portions of our outstanding shares are held by our officers, directors or our majority stockholder. As a result of the thin trading market for our common stock and the lack of analyst coverage, the market price for our shares may continue to fluctuate significantly and will likely be more volatile than the stock market as a whole. There may be a limited demand for shares of our common stock due to the reluctance or inability of certain investors to buy stocks quoted for trading on the OTC Bulletin Board (OTCBB), lack of analyst coverage of our common stock, and a negative perception by investors of stocks traded on the OTCBB. As a result, even if prices appear favorable, there may not be sufficient demand to complete a stockholder’s sell order. Without an active public trading market or broader public ownership, shares of our common stock are likely to be less liquid than the stock of most public companies, and any of our stockholders who attempt to sell their shares in any significant volumes may not be able to do so at all, or without depressing the publicly quoted bid prices for our shares.

While we may at some point be able to meet the requirements necessary for our common stock to be listed on one of the NASDAQ stock markets or on a national securities exchange, we cannot assure you that we will ever achieve a listing of our common stock on NASDAQ or on a national securities exchange. Initial listing on one of the NASDAQ markets or one of the national securities exchanges is subject to a variety of requirements, including minimum trading price and minimum public “float” requirements, and could also be affected by the general skepticism of such markets concerning companies that are the result of mergers with inactive publicly-held companies. There are also continuing eligibility requirements for companies listed on public trading markets. If we are unable to satisfy the initial or continuing eligibility requirements of any such market, then our stock may not be listed or could be delisted.

This could result in a lower trading price for our common stock and may limit your ability to sell your shares, any of which could result in you losing some or all of your investments.

The so-called "penny stock rule" could make it cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid which could cause the price of our stock to decline.

Trading of our common stock on the OTC Bulletin Board may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers.

These may require a broker-dealer to:

•	make a special suitability determination for purchasers of our shares;
•	receive the purchaser's written consent to the transaction prior to the purchase; and
•	deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements which may have a material adverse effect on the trading of our shares.

A recapitalization through a reverse merger transaction is often heavily scrutinized by the SEC and we may encounter difficulties or delays in obtaining future regulatory approvals.

Historically, the SEC and NASD have not generally favored transactions in which a privately-held company merges into a largely inactive company with publicly traded stock. Therefore, there is a significant risk that we may encounter difficulties in obtaining the regulatory approvals necessary to conduct future financing or acquisition transactions, or to achieve a listing of shares on NASDAQ or a national securities exchange. On June 29, 2005, the SEC adopted rules dealing with private company mergers into dormant or inactive public companies. It is likely that we will be scrutinized carefully by the SEC and possibly by the National Association of Securities Dealers or NASDAQ, which could result in difficulties or delays in achieving SEC clearance of any future registration statements or other SEC filings that we may pursue, in attracting NASD-member broker-dealers to serve as market-makers in our stock, or in achieving admission to one of the NASDAQ stock markets or any other national securities market. As a consequence, our financial condition and the value and liquidity of your shares may be negatively impacted.

The authorization and issuance of preferred stock may prevent or discourage a change in our management.

Our amended Articles of Incorporation authorize the Board of Directors to issue up to 10,000,000 shares of preferred stock without stockholder approval. Such shares will have terms, conditions, rights, preferences and designations as the Board may determine. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of our outstanding common stock.

It may be difficult for a third party to acquire us, and this could depress our stock price.

Nevada corporate law includes provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could discourage information contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. For example:

(i)
without prior stockholder approval, the Board of Directors has the authority to issue one or more classes of preferred stock with rights senior to those of common stock and to determine the rights, privileges and inference of that preferred stock;

(ii)	there is no cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and
(iii)	stockholders cannot call a special meeting of stockholders.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of the shares registered in this offering. However, we did receive proceeds from the issuance in private placement transactions of certain of the shares being offered by the selling stockholders, and we will receive the proceeds from the sale of shares to SBI and the exercise by SBI USA of warrants should such transactions occur.

If we issue the entire 15,321,154 shares of Common Stock to SBI, pursuant to the Stock Purchase Agreement, we would receive a maximum of $15,500,000 in aggregate proceeds yielding a weighted average price of $1.01 per share. SBI is not obligated to purchase shares pursuant to the Stock Purchase Agreement unless the resale of the shares by SBI is registered under the Securities Act of 1933. We expect to exercise our right to sell shares to SBI when and as we deem necessary to fund our ongoing business operations and development activities, based on our cash requirements, revenues from operations, third party research support, licenses and potential strategic investments, and the availability of debt or equity financing from other sources on more favorable terms. We will sell each sequential tranche of common stock for working capital and other general corporate purposes as our business needs develop including:

•	the expansion of our internal research and development activities,
•	the investment in capital assets for the evaluation and proof of principal processing technologies relevant to halloysite clay and other naturally occurring nanomaterials,
•	the possible acquisition of complimentary intellectual property and,
•	in the pro-active protection and enforcement of our intellectual property rights.

Because we are not obligated to sell any shares to SBI under the Stock Purchase Agreement, we may determine that financing to fund some or all of our projected operating and development needs is available on more attractive terms and there can, therefore, be no guarantee that we will exercise in full our rights to sell shares to SBI under the Stock Purchase Agreement, in which case we will not receive all of the funds available under that facility.

If SBI USA exercises its warrants in full, we will receive aggregate proceeds in the amount of $517,500. There is, however, no guarantee that we will receive any funds from the exercise of warrants, as these instruments may expire unexercised.

We estimate that, if (i) all of the shares issuable under the Stock Purchase Agreement are in fact sold to SBI and (ii) SBI USA exercises in full its warrants, the common stock ownership held by existing stockholders will be diluted by 14.8% as a result of such transactions.

The shares being sold in this offering also include (i) 5,234,800 shares of Common Stock which we issued on November 29, 2005 through conversion of outstanding Convertible Bridge Notes for an aggregate consideration of $4,156,000, (ii) 200,000 shares of Common Stock which we issued on February 2, 2006 to Ambit Corporation (“Ambit”) in partial consideration for Ambit’s grant to us of a technology license, and (iii) 5,766,509 shares of Common Stock which we issued in the Merger in exchange for shares of the common stock of NN Research that had been issued for nominal consideration as “founder shares.”

NATURE OF TRADING MARKET

Our common stock is listed on the OTC Bulletin Board under the symbol NNAN. Prior to the Merger, completed on November 29, 2005, our stock was listed on the OTC Bulletin Board under the symbol “CTTM” but, because our shares had traded only on a limited and sporadic basis prior to the Merger, there is no meaningful history of reported trades in the public market before that date and we therefore have not included a price history of our trades prior to that date. The following table sets forth, for each month indicated, the high and low bid prices on a split adjusted basis, since November 29, 2005. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions.

Month ended	High	Low
November 30, 2005	$0.90	$0.55
December 31, 2005	$1.10	$0.55
January 31, 2006	$1.20	$1.05
February 28, 2006	$2.45	$1.17
March 31, 2006	$2.50	$1.40
April 30, 2006	$1.90	$1.11
May 31, 2006	$1.65	$1.20
June 30, 2006	$1.55	$1.05

As of June 30, 2006, there were 121,881,407 shares of our common stock outstanding, held by 194 stockholders of record and approximately 700 beneficial owners.

DIVIDEND POLICY

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our Board of Directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements then impose.

CAPITALIZATION

Our capitalization as of March 31, 2006 and December 31, 2005 is presented below. These amounts do not reflect the issuance (i) of any shares covered by this prospectus that may be sold by us to SBI under the Stock Purchase Agreement or (ii) of any shares covered by this prospectus that may be issued to SBI USA upon exercise of warrants. You should read this information in conjunction with our financial statements and the accompanying notes, and the other financial information appearing elsewhere in this prospectus.

	March 31, 2006	December 31, 2005
Stockholders’ equity:
Preferred stock, $.001 par value, Authorized 10,000,000 shares, no shares issued
Common stock, $.001 par value Authorized 200,000,000 shares, issued and outstanding 121,474,740 and 121,074,740 shares, respectively	$121,475	$121,075
Additional paid-in-capital	5,479,936	4,901,714
Accumulated deficit	(3,755,565)	(2,724,643)

TOTAL STOCKHOLDERS’ EQUITY	$1,845,846	$2,298,146

BUSINESS

Terminology

A summary of the terms used to describe our technologies and related science is presented below.

•
Nanotechnology is research and technology development at the atomic, molecular or macromolecular levels, in the length scale of approximately 1 - 100 nanometer range, to provide a fundamental understanding of phenomena and materials at the nanoscale and to create and use structures, devices and systems that have novel properties and functions because of their small and/or intermediate size. The novel and differentiating properties and functions are developed at a critical length scale of matter typically under 100 nm.

•	Nanoscale means measurements using one-billionth of a meter units.

•	Active ingredient loading refers to the process in which the lumen (inner opening) of the halloysite clay is filled with an application specific chemical.

•	Application technologies refer to processes, treatments, or other innovations applied to a particular good or service for use by an end customer.

•	Commercial scale means amounts by weight and/or volume that are suitable for use in goods that are intended for sale to, or by, a third party.

•	Concentration relates to the amount of tubular material by weight or volume resident in the halloysite sample.

•	Cosmeceutical refers to materials that may have some beneficial effects when applied to human skin or hair.

•	Extraction of halloysite nanotubes is comprised of taking the nanotube components out of a mixture of various mineral materials which are often found in halloysite clay.

•	Elution attributes relate to the amount of time required for a given quantity of active ingredient to flow from the nanotube.

•
Functionalized HNTTM is an extracted halloysite nanotube that may have one or more of the following treatments: classification of size, outer surface treatment, outer surface metallization, inner surface coating, inner surface metallization or active ingredient loading.

•	Halloysite nanotubes is a term that defines the materials found in halloysite clay that are tube shaped and can be measured in one-billionth of a meter units.

•	Halloysite nanotube processing technology means the manipulation of halloysite nanotubes, including mechanical and chemical treatments.

•	Lipid microtubules are complex fat molecules that have been processed to form tubes with inner diameters from about 100 to 1,000 nanometers and a length of about 1 micron to several hundred microns.

•	Metallization is the process in which the lumen or surface of the halloysite clay is coated with a metal.

•	Nanotubular material is used to define a material that has a tubular geometric shape that can be dimensionally measured in one-billionth of a meter unit.

•
Pilot processing is used to describe a process or series of processes that yield an amount of material suitable for laboratory scale analysis to determine if the process is producing material of an expected quality level.

•	Tubular content material is used to define a material that has been processed and has a high percentage, or is completely comprised of, particles with tubular geometric shape.

Business Plan

We are a development stage company and expect to remain so for at least the next twelve months. Our primary mission is to develop and exploit technologies in the area of nanotechnology, specifically focusing on naturally occurring nanoscale materials found in halloysite clay which have very unique properties in areas of: controlled, long term release of chemicals and drugs, in strengthening building materials, and in multiple other industrial applications which we believe to have unique potential. Our strategy is to develop proprietary patentable technologies, processes and trade secrets related to these nanoscale materials and to use our advantaged position in business activities including joint ventures, processing, licensing and other commercial exploitation of the know-how we are building in applying these nanotubes and other materials to commercial opportunities. Critical markets we are currently focused on and prospective partners we have identified, and in some cases are in discussion with, include: polymers, plastics and composites, cosmetics and personal care products, and medical device and pharmaceutical additives and coatings.

Our researchers have identified more than 200 applications within various industries as potential development opportunities. As of June 30, 2006 we had filed eight patent applications in our own name and have licensed thirteen from various related and third parties. We believe that these twenty one patents and patent applications cover as many as 200 identified commercial applications and will provide us with an advantaged position in bringing these capabilities to market. We identify development opportunities and determine our development priorities through consultation with our Scientific Advisory Board, direct contact with prospective customers, evaluation of market research and internal discussion of potential product development concepts.

Our near term goal is focused on core technology development and application processes utilizing halloysite nanotubes. We expect to identify and develop other naturally occurring nanoscale materials in future research programs. Our current focus is directed toward research, development, production and marketing of material and proprietary technologies in the following areas:

1.
Developing an intellectual property portfolio with proprietary processes for extracting, separating and classifying halloysite nanotubes (HNTTM) from halloysite clay. The Company has licensed technologies and is internally developing additional process technologies for the separation of halloysite nanotubes from the other minerals present in raw, unprocessed halloysite clay. These separation processes will provide us the ability to uniquely classify the resulting halloysite nanotubes for product applications. These product applications are also expected to result in unique patentable applications within our targeted market industries.

2.	Developing commercial applications for halloysite nanotubes, specifically for the following application areas:

•	Material additives for polymers, plastics and composites,
•	Radio frequency shielding and control,
•	Agricultural,
•	Cosmetics and odor masking,
•	Electronics,
•	Absorbent materials, and
•	Drug delivery

3.	Engaging in business alliances with other organizations to bring our nanoscale materials to market.

Research and Development Plan

The NaturalNano research and development business plan can be broken down into four main plans: RF Shielding, Controlled Release, Core HNTTM Studies, and Polymers and Composites. These categories are further refined into personnel, equipment and development milestones. The milestones and support efforts needed for each of these category plans are presented below.

1. RF SHIELDING

Research and Proof of Principle Milestones:
1.	Validation of patent claims and processes	1Q06 - 3Q06
2.	Refinements to patent claims and processes	1Q06 - 3Q06
3.	Develop test procedures	2Q06 - 3Q06
4.	Develop dispersion methods and procedures	2Q06 - 4Q06
5.	Develop commercially viable formulations	2Q06 - 4Q06
6.	Professional/scientific papers written and submitted	4Q06
7.	Present results to potential customers	4Q06 - 1Q07
8.	Development and refinement of intellectual property	On-going

Personnel and Collaborative research fees for RF Shielding Development Effort
Personnel costs include laboratory staff and contractors and intellectual property development staff and contractors. The work will require the use of employees, contractors, university contracted research, and law firms. Estimated spending for RF shielding development for the twelve months ending June 30, 2007 is $300,000.

RF Shielding Development Capital Expenditures
The costs budgeted for RF Shielding for the twelve months ending June 30, 2007 is $50,000.

2.  CONTROLLED RELEASE
(Fragrances, vitamins, herbicides, and other active ingredients)

Research and Proof of Principle Milestones:
1.	Validation of patent claims	1Q06 - 3Q06
2.	Refinement of patent claims and processes	1Q06 - 4Q07
3.	Develop test procedures	2Q06 - 4Q06
4.	Develop commercially viable formulations	1Q07 - 4Q07
5.	Professional/scientific papers written and submitted	1Q07 - 4Q07
6.	Present results to potential commercial customers	1Q07 - 4Q07
7.	Development and refinement of intellectual property	On-going

Controlled Release Personnel and Collaborative Research Costs
Personnel costs include laboratory staff and contractors and intellectual property development staff and contractors. The work will require the use of employees, contractors, university contracted research, and law firms. Estimated budget for controlled release development is $400,000 for the twelve months ending June 30, 2007.

Controlled Release Development Capital Expenditures
The equipment budget for controlled release development activities for the twelve month period ending June 30, 2007 is $100,000.

3. CORE TECHNOLOGY STUDIES

Research and Proof of Principle Milestones:
1.	Material characterization	1Q06 - 4Q06
2.	Develop quality and analytical specifications for incoming raw material and component materials	3Q06 - 4Q06
3.	Develop test procedures	2Q06 - 4Q06
4.	Develop process for purification	1Q06 - 2Q07
5.	Develop functionalization procedures	2Q06 - 4Q07
6.	Develop novel loading and elution processes	2Q06 - 4Q07
7.	Development and refinement of intellectual property	On-going

Core Technology Personnel and Collaborative Research Costs
Personnel costs include laboratory staff and contractors and intellectual property development staff and contractors. The work will require the use of employees, contractors, university contracted research, and law firms. Estimated budget for core technology personnel costs is $340,000 for the twelve month period ending June 30, 2007.

Core Technology Capital Expenditures
Forecast equipment cost for core studies is $390,000 for the twelve month period ending June 30, 2007.

4. POLYMERS and COMPOSITES

Research and Proof of Principle Milestones:

1.	Develop test procedures	1Q06 - 4Q06
2.	Initial additive studies, first polymer family	1Q06 - 4Q06
3.	Additive studies, second polymer family	2Q06 - 2Q07
4.	Additive studies, elastomers	2Q06 - 4Q07
5.	Benchmark on commercial scale production equipment	3Q06 - 2Q07
6.	Publish white paper on results	2Q07
7.	Present results to potential customers (military, commercial)	2Q07
8.	Development and refinement of intellectual property	On-going

Personnel and Collaborative Research Costs for Composite Polymer Development
Personnel costs include laboratory and intellectual property development staff and contractors. The work will require the use of employees, contractors, university researchers, and law firms. Estimated budget is $440,000 for the twelve month period ending June 30, 2007.

Composite Polymer Development Capital Expenditures
Budgeted equipment cost for core studies is $10,000 for the twelve month period ending June 30, 2007.

Research Staff

We currently employ three researchers and utilize the services of various contract research scientists and engineers on an as-needed basis. We anticipate the addition of two research staff members before the end of 2006. We will continue to expand research through the use of contractors and outside research organizations.

Technology

We own proprietary technology related to the extraction of halloysite nanotubes (which is taking the nanotube components out of a mixture of various mineral materials which are often found in halloysite clay) from processed halloysite clay that is provided by a halloysite mining company. Halloysite clays differ in the concentration and physical characteristics, meaning the size and geometric shape, of tubular material content. Classification of the halloysite nanotubes is necessary for determining the loading potential of halloysite nanotubes (which is the expected amount of active ingredients that may be placed in the hollow inner opening of the tubes) and determination of the resulting release characteristics of filled halloysite nanotubes (which is the amount of time required for a given quantity of active ingredient to flow from the nanotube). Many of the technologies related to extraction and classification of halloysite nanotubes are patent-pending and we expect to continue research in these areas which may lead to additional patent applications in the future.

Products

We do not currently manufacture any products and do not expect to engage in manufacturing activity in the foreseeable future. Our strategy is to form business ventures and/or to license our technologies to companies that may use in their products specific, functionalized materials based on our proprietary technologies. These technologies may then be used by customer licensees to produce functionalized materials designed for their specific applications. Technology licenses for specific product applications may be segmented by (i) technology type to be used to manufacture the specific, functionalized materials and (ii) the market segment addressed by the licensee. In some cases, we may also offer critical components, functionalized materials, and/or other capabilities needed to put our innovations into practice.

On selected high-value applications we will process the tubes and prepare them for use by a customer by incorporating them into the customer’s existing process. We are working with Nanolution (a subsidiary of Biophan Technologies, Inc.) on preparing the halloysite tubes for certain medical device coating and pharmaceutical loading applications. We are also developing a means of manipulating and positioning halloysite tubes and subsequently coating them for electronic circuit and semi-conductor applications. In these instances we may leverage our technology know-how and patent portfolio to create joint ventures with larger, well established partners in multiple industries.

Halloysite Nanotube Functionalization

Proprietary technologies include processing methods, formulations, and specific surface treatments that enable the halloysite nanotubes to be functionalized and used in a wide range of applications. The Company has rights to patented technologies as well as patents pending for processing methods, formulations and other surface treatment technologies. Some of these proprietary technologies are protected by trade secrets.

Various treatments may be made to the halloysite nanotubes to prepare them for use in a wide range of specific applications. Examples of these treatments include coating the outer surfaces of the nanotubes, metalizing outer and/or inner surfaces of the nanotubes, loading or filling the nanotubes with active ingredients for precise controlled release, and use of complementary technologies for further encapsulating single or multiple functionalized halloysite nanotubes. Each of these functionalization approaches may provide benefits across the multiple industries that the Company’s technologies address. Combining these technologies may present prospective customers with the potential for deriving specific application solutions from utilizing these technologies.

The table below presents a high-level overview of the technologies and market segments that may provide a benefit. Not every technology shown is applicable to every market, but this matrix is intended to display an overview of potential technologies and market opportunities. This table is intended to provide an overview of the multiple market segments into which a given technology may be developed and the multiple technologies that may be available to a given market segment. Each of the listed segments presents an opportunity space for the Company and our technologies that may be an element of a joint venture and/or a license for use within multiple segments at any point in time.

MATRIX ILLUSTRATING NATURALNANO TECHNOLOGIES
AND FUTURE SEGMENTS FOR LICENSING

		HNT™ Extraction	HNT ™ Classification	Outer Surface Treatments	Outer Surface Metallization	Inner Surface Coatings	Inner Surface Metallization	Active Ingredient Loading	Encapsulation of Single or Multiple Functionalized HNTs™
I N D	Polymers, Plastics, Composites	X	X	O	O	O	O	C	O
U S T	Radio Frequency Shielding	X	X	O	A	O	A	O	O
R	Cosmetics	X	X	O	O	O	O	B	B
Y S E G	Household Product Fragrances for Odor masking	X	X	O	O	O	O	B	B
M E N T S	Household Product Absorbent materials	X	X	O	O	O	O	B	B
	Electronics	X	X	O	A	O	A	O	O
	Agriculture	X	X	O	O	O	O	O	O
	Drug Delivery	X	X	O	O	O	O	O	O

At the present time, the Company’s development efforts focus on HNTsTM with:

•	Surface Metallization for use in RF Shielding and Electronics (depicted as “A” in the table above),
•	Active Ingredient Loading, with and without Encapsulation of HNTTM for use in Odor Masking in Household, Absorbent, and Cosmetics applications (depicted as “B” in the table above) and
•	functionalization and active ingredient loading for use in composites, polymers, and plastics (depicted as “C” in the table above.)
•	Each of these areas has some dependencies on HNTTM Extraction and Classification (depicted as “X” in the table above) and
•	Other technologies may be applied depending on the application requirements (represented by “O” in the table above.)

The Surface Metallization technologies are in internal development and evaluation at the present time, as is the use of functionalized material in polymers, plastics and composites. The technologies for Active Ingredient Loading into HNTTM are at a point where sample quantities of materials have been provided to a prospective customer for evaluation.

Our vision is to provide technologies and services for functionalizing halloysite nanotubes for use in a wide range of applications. Functionalization of these nanotubes is done by applying proprietary processes to fill or “load” the tubules with differing materials and compounds or to enable diffusion of the tubules in a given chemical mixture for specific purposes —such as an extended release of fragrances. The resulting material produced using this proprietary process is either a fine powder, or a “slurry,” which is a powder suspended in a liquid. The use of powders or slurries will depend on specific customer requirements and use in their manufacturing processes.

Proprietary technologies include processing methods, formulations, and specific surface treatments that enable the halloysite nanotubes to be functionalized and used in a wide range of applications. We hold rights to patented technologies as well as patents pending for processing methods, formulations and other surface treatment technologies.

Licensing Strategy

Our strategy is to develop proprietary and advantaged capabilities for utilizing these nanomaterials and then to form the most advantageous business relationship with upstream users and manufacturers whether on a supply chain relationship or a license to technologies segmented by technology type and market segment. In some cases, we may also offer critical components, functionalized materials, and/or other capabilities needed to put our innovations into practice. We have not entered into any licensing agreements to date nor can we predict when such a licensing agreement may be executed. Discussions with potential licensing customers will be based on customer and industry formulation requirements, the submission of related patent applications and the advancement of our core technology capabilities.

Our strategy is to segment the market as finely as possible to maximize the value-added revenue achievable with our technology. The table above reveals a high-level overview of the potential market segments for our technologies. Our technologies are shown across the top of the table, and potential markets are indicated on the left side of the table. Each box in the table is a potential market segment space, indicating a technology/product intersection. Not every technology shown is pertinent for every market, but this reveals a high-level overview of our market segmentation strategy.

We believe royalty rates would be either a direct royalty for technologies utilized by the manufacturer to produce products utilizing our technologies or as premium amounts in actual materials provided to a customer. We anticipate the ability to divisionalize our capabilities around certain industry segments and technology capabilities and resultant divisions would have the potential to be sold or publicly listed as they mature.

Our negotiations with each customer will determine the added-value compensation earned by the Company, whether in processing fees, licensing fees, or raw material supplied for each market segment. Royalty rates or value-added supply sales will be dependent upon the strength of our patent coverage, the strength of the market advantage provided by our technology, the availability of other technology options to solve the same problem, as well as our ability to enter into exclusive or non-exclusive relationships. We believe it is very important to demonstrate the value that we will add to the product, and how that added value could improve our customer’s position in the market, in order to achieve an acceptable royalty rate.

In situations where several technologies may be combined to solve a specific application requirement, we expect that the customer will evaluate all of our technology options to determine which solution is best and whether or not it should license all of our solutions. Those solutions or combination of technologies that address a specific application requirement, that are not licensed exclusively might be licensed-in by a competitor, who can then claim a comparable advantage. Broader license grants and stronger intellectual property positions can result in higher royalty rates. To achieve higher potential royalty rates, resulting in the best long-term benefit to our stockholders, we are aggressively patenting and acquiring technology solutions in the multiple markets in which we are active.

For each potential customer we identify which market segments they are interested in and which technologies they require. We will expect our customers to make a commitment to ship a product within a certain time frame, with certain defined volume commitments, as well as minimum royalty and milestone payments and an acceptable royalty rate or material sale price, in circumstances where customer requirements dictate providing materials with an implicit license fee per unit of material weight.

There is no guarantee that we will be able to enter into licensing agreements in the future. We have had discussions with several potential customers, some of which are in early stages of discussion and others that are progressing to the evaluation of samples under confidentiality agreements. Sample material and technology test and evaluation programs may take many months to several years to complete and are not guaranteed to result in future revenues or licensing transactions. In our current evaluation program with a Fortune 100 company, initial results are encouraging but more development work is needed and will continue forward as agreed upon by both parties. We expect this effort to extend into 2007.

Processing

In certain situations we will supply customers with functionalized HNTsTM as additives to their end products. In these cases, we anticipate that the functionalized HNTTM would be provided as either a dry powder or as a colloidal suspension of nanotubes. The nanotubes could be coated or filled. As examples, the HNTTM may be metallized or not, unfilled or filled with any one of a number of active agents for different applications. Different end-use applications and marketing partners may require different product configurations which will need to be assessed individually.

Possible manufacturing operations, including processing capabilities we may set-up at mine sites, would likely begin with raw or processed halloysite material from the mine. We would then further process this material to extract nanotubes from the surrounding minerals present in halloysite clay and then further classify the nanotubes. This refined and classified material may be shipped to customers or a designated toll manufacturing facility in the form of a dry powder or slurry mixture. The customer’s specific requirements will determine the final form of delivery.

NaturalNano plans to add further value to the refined and classified nanotubes by either adding material to the surface of the nanotubes or loading the lumen (hollow opening) of the nanotubes. The resulting intermediary materials can then be shipped to customers for use in their manufacturing processes.

These powders or suspensions will be designed as an intermediate component of a finished product. Typically, these materials would be incorporated with other components to produce the finished product that our marketing partner would sell, for instance providing a controlled release agent or a strengthening agent to be added to the partner’s existing materials or products.

If requested by a customer, we will evaluate and select suitable manufacturing partners, or “toll manufacturers,” in each of the targeted industry segments. Toll manufacturing is a contractual arrangement with a third-party firm that has existing equipment and personnel for manufacturing materials to specifications and utilizing technologies and materials provided by NaturalNano. Toll arrangements would not necessarily require us to purchase additional equipment or hire additional personnel for manufacturing. If the situation were to arise where it is not possible to use a toll facility for whatever reasons, we may need to purchase additional equipment or hire incremental personnel. These situations would be evaluated on a case-by-case basis by management.

Markets

We are developing technologies that we believe will provide benefits to many industry segments. Specific industries where management believes halloysite nanotubes may enhance products through controlled and extended release of active ingredients or through specific surface treatment of the tubes include:

•	Polymers, plastics and composites
•	Cosmetics and cosmeceuticals
•	Household products
•	Electronics
•	Agricultural products
•	Drug delivery technologies

We anticipate that we will license our technology to one or more development partners who would be responsible for developing commercial products, obtaining necessary approvals, manufacturing, marketing and distributing the products. Our search for development partners is global; however, we cannot presently identify or predict the precise target markets, distribution methods or other marketing efforts of our potential development partners. We may also consider the establishment of joint processing and treatment capabilities with customers and/or supply partners.

We believe that the potential markets for technologies which we are developing are large. As examples, the total estimated North American market for polymers and plastics is approximately $300 billion in annual revenues; drug delivery technologies is estimated to be a U.S. $40 billion market.

NaturalNano technologies may be used to create additives for use in the polymers and plastics industries which may include use of halloysite nanotubes for nanocomposite materials and/or material strengthening. Functionalized halloysite nanotubes with active ingredients loaded into the tubes and used as additives may provide new or enhanced capabilities to polymers and plastics including paints, specialty resins, and plastic materials used for a wide range of consumer products. Functionalized halloysite nanotubes utilizing NaturalNano’s technologies have the potential to be part of the $300 billion annual market for polymer and plastic products, as presented by the American Plastics Council, which we believe represents a sizeable opportunity.

In the drug delivery market, NaturalNano’s technologies may provide extracted and classified halloysite nanotubes, which may be further functionalized through surface treatments or active ingredient loading, for use in extended and controlled release of pharmaceutical compounds. This represents a potential opportunity to participate in the $40 billion annual for drug delivery products. NaturalNano has a joint research agreement in place with the Nanolution (a subsidiary of Biophan Technologies) to focus on development opportunities in drug delivery markets. NaturalNano retains the benefit of any know-how or patents that result from this initiative, for non-medical applications.

Strategic Partnerships

Leveraging strategic relationships is an important part of our strategy. These relationships will help us to validate and expand our technology, develop extraction and separation processes, offer insight into additional application opportunities, and develop future sales channels, among other things. The Company has entered into research agreements, in the ordinary course of our business development, with several nationally recognized research organizations.

These agreements generally cover shared research personnel and facilities for a period of twelve months with termination provisions requiring 30 days advance written notice. The agreements are subject to confidentiality clauses and include provisions relating to the ownership and the right to use any jointly developed intellectual property. We will continue to seek partnering relationships with research facilities and commercial product suppliers around the world, as we focus on developing new nanotechnology solution applications.

In June of 2005, NaturalNano, jointly with Nanolution, a wholly owned subsidiary of Biophan, entered into a Cooperative Research and Development Agreement (CRADA) with the Naval Research Laboratory (NRL) of the United States Department of the Navy. Under the CRADA, NaturalNano has been building upon the extensive expertise and capabilities of the NRL and several of its key researchers for the use of halloysite and lipid microtubules for controlled release agents as well as the use of metallized microtubules for electromagnetic shielding. The CRADA has provided us the ability to leverage the capabilities of our staff scientists with the world renowned facilities, data and expertise of the researchers at the Naval Research Laboratory. Under the agreement, NaturalNano and Nanolution receive rights to certain patent-pending technologies developed jointly with the NRL that involve the use of halloysite, lipids and other materials. NaturalNano has rights to the patent-pending technologies for a variety of non-medical uses including the use and development of electromagnetic shielding materials, cosmetics applications, fragrance and odor masking applications. Under the CRADA, Nanolution has rights to jointly developed technologies for drug elution and other medical and pharmaceutical applications.

On May 25, 2005 NN Research signed a joint research agreement with Nanolution to pursue the development of a new drug delivery application utilizing halloysite. In connection with this agreement, the Company and Nanolution have agreed that all medical uses and inventions arising from these efforts will be owned and separately marketed by Nanolution. All purification processes and non-medical applications will be owned by NaturalNano.

We have entered into nondisclosure agreements with numerous prospective business partners and have discussed with these entities the potential for strategic relationships that could result in joint development and licensing agreements. We believe future partnering of ideas and the joint development of applications will prove to be successful in accelerating our development of new processes and product opportunities and will continue to be pursued by the Company.

Sales and Marketing

The Company’s executives currently develop key relationships with prospective customers. As the business grows we plan to recruit an internal direct sales group.

We are collaborating jointly on sales, marketing and distribution with Nanolution, to whom we have granted worldwide exclusive rights to market our medical applications of halloysite. The Company and Nanolution have been collaborating on separation and characterization of nanotubes for use in numerous potential medical applications including: extended drug delivery and release and actively controlled release based on electromagnetic activation of coatings on the halloysite tubes which would allow the potential for the non-invasive activation of drug release from medical devices. Both the Company and Nanolution see exciting medical uses for halloysite tubes. Nanolution’s preliminary discussions with medical device and pharmaceutical companies have indicated interest in these concept capabilities and we are proceeding to develop proof of principle prototypes for testing and evaluation.

Under the joint research agreement with Nanolution, the Company is establishing a development program for medical applications including the use of loaded halloysite nanotubes in drug delivery products such as trans-dermal patches and wound care products. Nanolution and its parent, Biophan Technologies, Inc., are in contact with members of the medical device and pharmaceutical industry and informal discussions with these prospects has indicated interest in the concepts that are under development by Nanolution and NaturalNano.

NaturalNano is developing many of the basic materials processes that are expected to be used to provide material for medical applications, and is expected to be the supplier of halloysite materials to Nanolution for these applications.

Competition

Competitors in the nanotechnology industry include large firms where nanotechnology may be a business unit; publicly-traded firms where nanotechnology is an element of their business; and private firms that may focus solely on nanomaterials and nanotechnologies.

Larger companies that have nanotechnology business units or divisions that are working with nanotechnology, such as: Air Products and Chemicals, BASF, Cabot Corp., Dow, E.I. Du Pont de Nemours & Company, General Electric, Hewlett-Packard, Intel, IBM, Mitsubishi Chemical, Sumitomo Chemical, 3M, and others; have substantial resources. They have the capability to produce nanomaterials for their own internal use as well as for sale on the open market.

Publicly-traded companies that have nanomaterials and nanotechnology as an element of their business include: Amcol International, Rockwood Specialties Group, Altair Nanotechnologies, Nanophase and Oxonica. Private firms include: Hyperion Catalysis, Inframat, Nanodynamics, Nanofilm, Nanogate, Nanogram, and Qinetiq Nanomaterials. These firms may be considered competitive in the general field of supplying nanoscale materials for use by firms that NaturalNano may also consider as prospective customers.

Additionally, there are nanotechnology companies that focus more on life-science and drug delivery applications that may be competitive to some extent with NaturalNano. These firms include: Abraxis Bioscience, Flamel, Nucryst Pharmaceuticals, pSiVida, SkyPharma, and Starpharma.

Several of these competitors license their solutions to other firms. It is not unusual for larger firms to have multiple licenses with several vendors for use in several end-use products. The Company anticipates that some prospective customers may have existing licensing arrangements with competitors. In these cases, the Company may have opportunities to enter into licensing negotiations based on advantages provided by the use of functionalized halloysite nanotubes in specific applications in future end-use products or in combination with materials from other firms where the combination of materials may provide desired capabilities in the final end-use product.

NaturalNano competes on the basis of utilizing naturally-occurring nanoscale materials compared to many of the companies listed above which create and/or utilize engineered materials at the nanoscale, such as: metal oxides, carbon nanotubes, and silicon particles. NaturalNano focuses on technologies that add value to the underlying natural materials for the use in a wide variety of applications.

The Company expects that its future product offerings will provide new capabilities and anticipated superior performance compared to existing materials, such as the “nanoclay” particles that are presently on the market for use in composite plastic materials and cosmetics. While halloysite nanotubes and the existing nanoclays are aluminosilicates in chemical composition, halloysite nanotubes differ from the existing nanoclays in geometric form. Existing nanoclay materials are typically flat, plate-like particles. Halloysite nanotubes have a lumen (hollow inner opening) that can be filled or “loaded” with a range of materials. We believe that these attributes of the halloysite and the Company’s developing technologies will provide advantages over the existing materials on the market today.

Patents

We have rights to twenty one issued or pending patents related to our processes and technologies and expects to continually invest in the growth of our intellectual property portfolio through in-house development of unique concepts and processes and third party licensing and joint research programs. NaturalNano will continually work to strengthen its intellectual property portfolio by adding to its patents under license, pending patents, and proprietary knowledge. Our intellectual property portfolio, as of June 30, 2006, included 21 patents and patent applications consisting of 8 owned pending patents, 4 licensed pending patents, and 9 licensed US patents. Seven of the pending patents owned by NaturalNano were filed with the US Patent and Trademark Office in 2005 and one was filed in the first quarter of 2006. The pending licensed patents were filed with the USPTO in 2005. The licensed patents have issue dates ranging from 1989 to 2005. This investment in intellectual property includes the filing of patent applications in the areas of material processing, new compositions of matter, and specific applications for use of the functionalized materials. The Company utilizes trademark protection for its current and anticipated products.

We are required to make royalty payments in connection with licensing agreements to Technology Innovations (our majority stockholder) and to Ambit.

Raw Materials

On December 29, 2004, we contracted with Atlas Mining Company for the purchase of 500 tons of processed halloysite nanotubes. We paid $250,000 to a designated distributor of Atlas Mining, with an additional $100,000 payable when commercial shipments in excess of $250,000 are achieved. Payments made under this agreement are presented as prepaid expenses and will be recorded as inventory upon receipt of the processed nanotubes. Operating expenses are recognized in the period the nanotubules are used in the development of proprietary applications or as customer shipments are made. As additional consideration, we agreed to pay an additional 10% of the resale cash proceeds upon receipt from unaffiliated third parties in instances where the purchase price is in excess of $700 per ton up to a maximum of $2,000 per ton.

We believe this supply of halloysite clay will be sufficient to meet the Company’s research and development needs for the next twelve months.  Atlas Mining Company operates what is generally considered to be the largest commercial halloysite mine in the United States. NaturalNano has identified other halloysite sources that we believe are suitable as alternate suppliers of raw materials, and as such, we will not be solely dependent upon Atlas Mining Company for the supply of raw materials.

We believe that halloysite clay does not require any special handling, storage, or disposal and can be treated like any other clay product.

Government Regulation

There are relatively few laws or regulations specifically addressing nanotechnology. As a result, the manner in which existing laws and regulations will be applied to nanotechnology in general, and how they relate to our business in particular, is unclear in many cases. We expect new laws and regulations to be adopted that may be directly applicable to our activities and we may anticipate the possibility that future products we develop may be subject to governmental approvals of some type. We believe that our technologies will be incorporated into various products by major manufacturers and that these manufacturers will be responsible for obtaining regulatory approvals required for studies and marketing of their products. Any existing or new legislation applicable to us could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations and could dampen the growth in the use of nanotechnology in general.

Employees

We currently employ eight full-time employees and one part-time employee plus a number of consultants and contract research organizations. We anticipate the addition of several full-time employees within the next twelve months in connection with the expansion of our technical knowledge of these novel nanomaterials. Our evaluation of human resource needs often results in our use of experienced part-time consultants in various functional areas in lieu of the immediate hiring of full-time employees.

The Company has existing consulting contractual agreements with Ph.D. and postdoctoral level scientists and engineers to assist in current research projects. All of our employees and consultants have signed confidentiality agreements and we have non-compete agreements in place with our key employees.

Description of Property

We conduct our primary business operations using 3,933 square feet of office space rented from High Technology of Rochester, Inc. in West Henrietta, New York. We pay a monthly rent of $4,193 for under a lease expiring May 31, 2008 (subject to our right to terminate any time upon 90 days’ notice).

In January 2006, we obtained a two-year lease (with an option for a one-year extension) for approximately 2000 square feet of laboratory space in Rochester, New York from Wm. P. Stein & Co., Inc. The annual base rent under this agreement is $30,000 plus a pro rata share of the operating expenses for each of the first two years and increases to $31,500 for the optional renewal year. In May 2006, we amended this lease to add an additional 520 square feet of laboratory space. The incremental annual base rent is $16,187 plus a pro-rata share of common costs. This amendment has the same expiration as the original agreement.

We believe that these facilities will be adequate for our anticipated needs through the respective lease terms. We believe that appropriate insurance coverage is in place and effective for these facilities and related business needs.

Company History

We were originally organized in Idaho on May 6, 1971 as Hall Mountain Silver Mines, Inc. For a period after inception, Hall Mountain was involved in the ownership and operation of certain mining claims, but operations discontinued in 1981 and we were inactive until 1989. In June 1989 we changed our name to Network Videotex Systems, Inc. and in November 1989 we changed our name to Wessex International, Inc. On May 22, 1991, we acquired Ocean Express Lines, Inc., a Florida corporation engaged in the business of operating a scheduled steamship between Miami, Florida and ports in the Western Caribbean and Gulf of Mexico. In connection with this transaction, we changed our name to Ocean Express Lines, Inc. We did not achieve profitability and ceased operating activities in 1992. On February 18, 2000, we relocated our domicile of incorporation from Idaho to the Nevada. On June 19, 2003, we changed our corporate name to American Thorium, Inc. On October 10, 2003, in connection with a Share Exchange Agreement we acquired all of the issued and outstanding shares of Cementitious Material Technologies, Inc. (“CMTI”), we changed our corporate name to Cementitious Materials, Inc. It was our intent that following the acquisition of CMTI we would engage in the business of licensing, marketing and promoting new construction materials based on CMTI’s proprietary technology. However, shortly after the acquisition it was determined by the parties involved that it would be in the best interest of all concerned to rescind the acquisition and accordingly, in April 2004, the acquisition of CMTI was rescinded. As a result of the rescission, we ceased conducting business operations and became a shell company.

NaturalNano, Inc. was incorporated under the laws of the State of Delaware on December 22, 2004. Pursuant to an Agreement and Plan of Merger, dated September 26, 2005 (the “Merger Agreement”) by and among Cementitious Materials, Inc., Cementitious Acquisitions, Inc., a Nevada corporation and wholly owned subsidiary of the Company (“Merger Sub”), and NaturalNano, Inc., now known as NaturalNano Research, Inc. (“NN Research”), Merger Sub was merged with and into NN Research, with NN Research surviving as a wholly owned subsidiary of the Company (the “Merger”). Immediately following the Merger, Cementitious Materials, Inc. changed its name to “NaturalNano, Inc.” As a result of the Merger, we ceased being a shell company.

Pursuant to the Merger Agreement, we issued 89,838,756 shares of our authorized but previously unissued common stock to the stockholders of NN Research in exchange for all of the issued and outstanding common stock of NN Research. An additional 20,939,200 shares of our authorized but previously unissued common stock were issued in consideration for the conversion of outstanding NN Research convertible debt. The shares issued to the former stockholders and note holders of NN Research represented, in the aggregate, approximately 91.7% of the total issued and outstanding shares of the Company immediately following the Merger. Pursuant to the Merger Agreement, we also issued options and warrants for the purchase of an aggregate of 14,400,000 shares of our common stock to the holders of outstanding NN Research options and warrants, in consideration of the cancellation of such options and warrants.

Because the shares issued to NN Research’s stockholders and note holders in the Merger represented a controlling interest in the Company, the transaction was accounted for as a recapitalization, and NN Research was considered the acquirer for accounting purposes. All of the historical financial statements which are attached to this report through the date of the recapitalization are those of NN Research.

Immediately following the effective time of the Merger the Company’s board of directors was reconstituted to consist of the following five directors: Steven Katz, Ross B. Kenzie, John F. Lanzafame, Michael Riedlinger and Michael L. Weiner, all of whom (other than Mr. Riedlinger) were formerly directors of NN Research.

Technology Innovations, LLC

Technology Innovations, LLC (“TI”), a privately held New York limited liability company, is the beneficial owner of approximately 53.7% of our common stock. TI was founded in 1999 by Harold Robbins, former patent counsel for Bausch and Lomb, and Michael L. Weiner, a marketing and software executive formerly with Xerox Corporation and Microlytics. TI is managed by a team of entrepreneurs, investment bankers and patent attorneys engaged in the development of, and investment in, business opportunities based on a foundation of intellectual property. The TI intellectual property portfolio includes issued and pending patents in technology areas from electronics to biotechnology. In addition to its ownership interest in NaturalNano, TI also holds direct or indirect interests in Biomed Solutions, LLC, Biophan Technologies, Inc., OncoVista Inc., Nanoset, LLC, Myotech, LLC, Nanocomp, LLC, and Progenitech.

PLAN OF OPERATION

General

We are a development stage company and expect to remain so for at least the next twelve months. Our primary mission is to develop and exploit technologies in the area of nanotechnology, specifically focusing on naturally occurring nanoscale materials. Our strategy focus is to develop patentable processes and technologies related to these nanoscale materials and subsequently patent these processes and application technologies and license the associated patents to relevant industries including: polymers, plastics and composites, cosmetics and personal care products and medical and pharmaceutical device additives and coatings.

Our near-term goal is focused on core technology development and application processes utilizing halloysite nanotubes. We expect to identify and develop other naturally occurring nanoscale materials in future research programs.

Milestones for the Period through June 30, 2007

We will focus on the following operational objectives and milestones during the next twelve months:

1.	Intellectual Property Asset Development

	a.	Continue patent applications for separation and application technologies for naturally occurring nanomaterials
	b.	License complementary technologies from third parties

2.	Halloysite nanotube processing technology

	a.	Continue the evaluation of processing alternatives for commercial scale
	b.	Create designs for pilot processing system

3.	Sample material availability

	a.	Ship samples to third parties for evaluation and for research purposes

4.	Engage with research organizations to reduce patent-pending and licensed Intellectual Property to practice in the following categories:

a.	Separation and classification of halloysite nanotubes
b.	Additives for composite plastics and polymers
c.	Cosmeceutical applications
d.	Electronics applications

5.	Establish strategic partnerships and enter into joint development relationships with the intent to license our technology

Patents and Intellectual Property

Our intellectual property portfolio contains the rights to twenty-one issued and pending patents including several exclusively licensed within defined fields of use. Included in this total are eight pending patent applications developed internally and thirteen acquired under license. Four pending patent applications are under license from our majority stockholder, Technology Innovations, LLC.

Over 200 applications for halloysite have been identified to date and are potential opportunities for our intellectual property development. We determine potential development opportunities through consultation with our Scientific Advisory Board, direct contact with prospective customers and evaluation of market research generally sourced from research reports and through internal discussion of potential product development concepts.

As research and development continues, we intend to aggressively seek patent protection for new developments and technologies in the United States and in strategic foreign markets, in addition to licensing-in patents to augment our development opportunities.

Under our License Agreement with Technology Innovations, we have been granted an exclusive, world- wide license to use Technology Innovations’ patent rights and confidential information for the development, manufacture, marketing and sale of products in the field of halloysite, halloysite microtubules and similar structures other than for medical diagnostic, prevention and treatment purposes (the “Licensed Products”). We have the right to grant sublicenses under the License Agreement. In the License Agreement, we have agreed to provide Technology Innovations with detailed written annual research, development and commercialization plans for Licensed Products and to use reasonable diligence to develop, commercialize market and sell Licensed Products. We are obligated to pay Technology Innovations a royalty in an amount equal to 5% of our net sales revenues from Licensed Products plus 25% of license fees, royalties and other sums received by us in connection with sublicenses under the License Agreement. Commencing with the calendar quarter in which the first U.S. patent covered by the License Agreement is issued, we are obligated to pay to Technology Innovations a minimum quarterly royalty of $6,250. In addition, we are required to reimburse Technology Innovations for all legal fees and expenses incurred by Technology Innovations after April 27, 2005 for the filing, prosecution and maintenance of patent rights covered by the License Agreement. This agreement calls for minimum royalty payments of $25,000 beginning in calendar year 2009 and at least $50,000 per year for each year thereafter.

On December 31, 2005, we entered into a License Agreement with Ambit Corporation (the “Ambit License”) for the rights to a patented technology in the field of electronics shielding. The Ambit License calls for royalties and revenue sharing upon our sale of licensed products utilizing this technology or in instances of sublicense agreements. The Ambit License requires us to make minimum quarterly royalty payments of $12,500 beginning in the first quarter of 2010. This Ambit License remains in effect until the expiration date of the last-to-expire related patents, which is currently projected to occur in fiscal year 2014. In consideration for the rights granted to us under the Ambit License, we paid $100,000 in cash and issued to Ambit 200,000 shares of our common stock (valued, at the time of issuance, at $1.07 per share or $214,000 in the aggregate). If, prior to August 31, 2006, Ambit has not realized at least $150,000 in net consideration from the sale of these shares, Ambit has the right to put any shares remaining unsold and to receive from us payment for any shortfall.

Research and Development

For the quarter ended March 31, 2006 and for the year ended December 31, 2005, we incurred costs of $464,121and $880,019, respectively, in the start-up phase of its research and development program. This included $314,000 for the Ambit License, described above, relating to the developing field of electronics shielding made on December 31, 2005.

During the twelve-month period through June 2007, we expect to spend approximately $550,000 for capital investments relating to expansion of the research lab in Rochester, NY. Additional research and development related expenditures for this period, including employee salaries and benefits and fees for collaborative research agreements and lab testing materials, are expected to approximate $1,650,000.

During the near term the Company’s research and development focus will be in the following areas:

•	Collaboration with potential customers in major market segments to demonstrate proof of principle for specific industry applications.
•	Expansion of our research lab to produce unique processes and products at a competitive cost.
•
Building a production level process to extract, separate and categorize naturally occurring nanotubes found within halloysite clay, with an emphasis on developing strategic partnerships with a company with extensive mining expertise, to build the production capability. We believe this approach will provide both strategic partners a competitive advantage while minimizing our investment in capital expenditures.

Our plans include expanding our research efforts to continue building our intellectual property portfolio and to explore additional commercial opportunities for our technologies and the resulting materials. Our research activities may include joint research and licensing arrangements with strategic partners and other research organizations that may involve demonstration of technology effectiveness, development of new technologies, and potential licensing of complementary technologies.

Investor Relations and Marketing

We believe our efforts to achieve widespread press exposure will help raise the scientific and investment community’s awareness of the science of nanotechnology  and increase the recognition of NaturalNano, Inc. as an innovative company. In this regard, the Company has engaged various professional firms to actively assist and advise in establishing public relations and investor relations strategies. During the first quarter of 2006 and for the fiscal year ended December 31, 2005, the Company spent $293,200 and $393,000, respectively, with various firms in developing name recognition as well as in the evaluation of the potential nanotechnology markets. These firms include product and market research firms, investor relations consultants and various public relations publishing and consulting firms. During 2005, the Company issued 74,700 shares of common stock to Medienimpuls GmbH in return for market research services in the amount of $14,940.

The Company intends to regularly communicate and re-enforce our brand awareness and corporate strategies in order to keep our stockholders, the investment community and our strategic partners informed regarding our progress in achieving our stated milestones and related discoveries. We anticipate costs in support of investor relations and marketing will be approximately $525,000 in the twelve month period ending June 30, 2007.

Financing Activities

The Company’s source of cash since inception (December 22, 2004) has been from the issuance of $4,156,000 in Convertible Bridge Notes and from inter-company advances from our principal stockholder, Technology Innovations. The advances from Technology Innovations were made in connection with a Line of Credit Agreement dated December 29, 2004 which allowed for borrowings for working capital purposes up to $500,000 at an interest rate of 8% per annum. There were no outstanding borrowings under this Line of Credit when the agreement expired on December 31, 2005. The Convertible Bridge Notes included a mandatory conversion feature that resulted in the issuance of 20,939,200 shares of the Company’s common stock coincident with the consummation of the Merger on November 29, 2005.

On March 31, 2005, NN Research issued a warrant to SBI USA granting SBI USA the right to purchase 4,500,000 shares of NN Research common stock at an exercise price of $.115 per share. On November 29, 2005, in connection with the Merger, the rights and obligations relating to the warrant were assumed by NaturalNano, Inc. On December 19, 2005 the original expiration date of this warrant was extended to March 31, 2007. There is no guarantee that any funds will become available to the Company as a result of this warrant, as this instrument may expire unexercised.

The SBI Stock Purchase Agreement will provide significant funding for the Company’s near and long term needs. The current cash available as of June 30, 2006 and projected cash outflows for the twelve-month period through June 2007 are presented below.

Cash on hand at June 30, 2006	$512,600

Projected cash uses for the twelve-month period ending June 2007:

Research and product development expenses	$1,650,000
Capital expenditures for research and development	550,000
Future collaborative research & licensing agreements	800,000
General and administrative expenses including: administrative salaries and benefits, office, rent, legal expenses, accounting, investor relations and marketing	1,700,000
Total estimated cash outflows for the twelve-month period through June 2007	$4,700,000

If we sell all the shares issuable under the SBI Stock Purchase Agreement, we will receive proceeds in the amount of $15,500,000. We will sell each sequential tranche of common stock, available under the purchase agreement, for working capital and other general corporate purposes as our business needs develop including:

•	the expansion of our internal research and development activities,
•	the investment in capital assets for the evaluation and proof of principal processing technologies relevant to halloysite clay and other naturally occurring nanomaterials,
•	the possible acquisition of complimentary intellectual property and,
•	the pro-active protection and enforcement of our intellectual property rights.

Our near-term research and development plans include material characterization and formulation testing in the areas of: core nanotechnology properties, halloysite material characteristics, extended release properties, radio frequency shielding applications and the use of halloysite as an additive in composites and polymers. We anticipate our spending in the areas of research, product development and intellectual property will continue to grow as our proof of principle tests expand to customer and commercial formulations which we believe will begin in 2007.

We have generated only nominal revenues to date, resulting from the sale of sample products, and do not expect to have significant recurring revenues in the near future. Our ability to continue in business is dependent on obtaining sufficient financing to continue the advancement of our strategic objectives. We will require additional funding in the second half of 2006 in order to meet our objectives.

On June 28, 2006, we entered into Line of Credit Agreement with Technology Innovations, our majority stockholder, for a credit facility of $1 million, pursuant to which the Company can borrow up to $300,000 in any month, with outstanding borrowings bearing interest at 8% per annum and with interest and principal payable on demand with 15 days notice at any time after March 31, 2007. On June 29, 2006, we borrowed $300,000 under this credit facility.

We will continually evaluate all funding options including additional offerings of our securities to private and institutional investors and other credit facilities during the coming twelve months and in the future, as they become available.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings and there are no material legal proceedings pending with respect to our property. We are not aware of any legal proceedings contemplated by any governmental authorities involving either us or our property. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.

MANAGEMENT

The officers and directors of NaturalNano are as follows:

Name	Age	Position	Position Held Since
Michael L. Weiner	58	Chairman of the Board	2004
Steven Katz	58	Director	2005
Ross B. Kenzie	74	Director	2005
John F. Lanzafame	39	Director	2004
Sharell L. Mikesell Ph.D.	62	Director	2006
Michael D. Riedlinger	48	President and Director	2004
Kathleen A. Browne	51	Chief Financial Officer, Treasurer and Secretary	2005
Sarah M. Cooper	28	Chief Technology Officer	2004

All directors serve until the next annual meeting of stockholders or until their earlier death, resignation, removal or disqualification, or until their successors have been duly elected and qualified. Vacancies on the Board of Directors may be filled by majority vote of the remaining directors. Officers serve at the will of the Board of Directors.

The business experience of each of the persons listed above during the past five years is as follows:

Michael L. Weiner is President, Chief Executive Officer and co-founder of Biophan Technologies, Inc. He began his career at Xerox Corporation in 1975, where he served in a variety of capacities in sales and marketing, including manager of software market expansion and manager of sales compensation planning. In 1982, he received the President’s award, the top honor at Xerox for an invention benefiting a major product line. In 1985, Mr. Weiner founded Microlytics, a Xerox spin-off company which developed technology from the Xerox Palo Alto Research Center into a suite of products, including the award-winning Word Finder Thesaurus, with licenses out to over 150 companies, including Apple, Microsoft, and Sony. Microlytics was acquired by a merger with a public company in 1990, which Mr. Weiner then headed up through 1993. In February 1999, Mr. Weiner founded Technology Innovations, LLC to develop intellectual property assets. In August 2000, Mr. Weiner created Biomed Solutions, LLC, to pursue certain biomedical and nanotechnology opportunities, investing in embryonic-to-seed stage innovations which generate new ventures and/or licenses. Mr. Weiner is the CEO and a director of Biophan Technologies, Inc., a medical research and development company located in West Henrietta, New York engaged in providing technology to enable implantable medical devices and interventional devices to be used safely and effectively in conjunction with Magnetic Resonance Imaging (MRI), since December 2000. Mr. Weiner serves on the Boards of Biophan Technologies, Inc., Biomed Solutions, LLC, Technology Innovations, LLC, Stem Capture, Inc., OncoVista, Inc., Myotech, LLC, TE Bio, LLC, and Nanoset, LLC. Mr. Weiner holds seventeen U.S. patents.

Steven Katz is President of Steven Katz & Associates, Inc., a health care and technology-based management consulting firm specializing in strategic planning, corporate development, new product planning, technology licensing, and structuring and securing various forms of financing. Mr. Katz has been President of Steven Katz & Associates, Inc. since 1982. From January 2000 to October 2001 Mr. Katz was President, Chief Operating Officer and a director of Senesco Technologies, Inc., an American Stock Exchange listed company engaged in the identification and development of proprietary gene technology with application to human, animal and plant systems. From 1983 to 1984 he was a co-founder and Executive Vice President of S.K.Y. Polymers, Inc., a bio-materials company. Prior to this, Mr. Katz was Vice President and General Manager of a non-banking division of Citicorp. From 1976 to 1981 he held various senior management positions at National Patent Development Corporation, including President of three subsidiaries. Prior positions were with Revlon, Inc. (1975) and Price Waterhouse & Co. (1969 to 1974). Mr. Katz received a Bachelors of Business Administration degree in Accounting from the City College of New York in 1969. He is presently a member of the Board of Directors of Biophan Technologies, Inc., Health Systems Solutions, Inc., Nanoscience Technologies, Inc., and USA Technologies, Inc., as well as several private companies.

Ross B. Kenzie currently serves on the boards of several companies including the publicly held Rand Capital Corporation and Biophan Technologies Inc. as well as many entrepreneurial ventures that are privately held, including Biomed Solutions LLC and Technology Innovations, LLC. Mr. Kenzie is a former Chairman and Chief Executive Officer of Goldome Bank, from which he retired in June 1989. He was previously Executive Vice President of Merrill Lynch & Co., in the New York worldwide headquarters, and is a former member of the Merrill Lynch & Co. Board of Directors. He is a former Director of the Federal Home Loan Bank of New York ( from 1984 to 1988) and served on the boards of the National Council of Savings Institutions (from 1982 to 1986), the Federal Reserve Bank of New York, Buffalo Branch (from 1985 to 1987), and the Savings Banks Association of New York State (from 1984 to 1987). Mr. Kenzie was a Director of Millard Fillmore Hospitals (from 1982 to 1995) and is currently Past Chairman Emeritus. He served on the Board of the Kaleida Health, Education and Research Foundation (from 1998 to 2000) and is currently on its Investment Committee. He was Director of the Health Systems Agency of Western New York (from 1988 to 1991), and was a member of the College Council of the State University College at Buffalo (from 1981 to 1998) and served as Chairman. He was a Director of the College’s Foundation and a member of its Finance Committee (from 1984 to 1998) and is currently on its Investment Committee. He served on the Council of the Burchfield-Penney Art Center (from 1990 to 2001) and the Albright Knox Art Gallery (from 1983 to 1985). He is also a member of the Board, and the Chairman of the Investment Committee of the State University at Buffalo Foundation.

John Lanzafame has over fifteen years experience in the medical device industry. With a background that includes education in chemical and industrial engineering, Mr. Lanzafame combines a strong technical background with extensive experience in business development and executive level management. From August 1989 to March 2004, Mr. Lanzafame was employed by STS Biopolymers, Inc., a privately held medical device company that marketed high performance polymer-based coatings for the medical device industry, including drug eluting surfaces for devices such as coronary stents and indwelling catheters.  Mr. Lanzafame held a variety of positions with STS Biopolymers in the areas of research, product development, and sales and marketing. Mr. Lanzafame served as Vice-President of sales and marketing from July 2001 to August 2003 at which time he was promoted to President and served in this capacity until March 2004. Mr. Lanzafame left STS Biopolymers in March 2004 following the sale of the company to Angiotech Pharmaceuticals. Mr. Lanzafame joined Biophan Technologies, Inc. in September 2004 and has served as Vice-President Business Development, and President of Nanolution, the drug delivery division of Biophan. In April 2006, Mr. Lanzafame was promoted to Chief Operating Officer of Biophan Technologies, Inc. and currently leads operations and business development for Biophan.

Sharell L. Mikesell, Ph.D. was added to the Company’s Board of Directors in April 2006. Dr. Mikesell has 30 years of corporate leadership experience in global research & development and business operations. His background includes experience with polymer and material technologies in diverse positions with major companies including General Electric, Owens-Corning, and Advanced Elastomer Systems, L.P., an Exxon-Mobil subsidiary. Dr. Mikesell’s responsibilities included the global technical leadership for product, process, and applications development as well as applied research and technical support to manufacturing and customers worldwide. In 2005, Dr. Mikesell was appointed Co-Director of the Center for Multifunctional Polymer Nanomaterials & Devices, Ohio’s first state funded multi-university center in nanotechnology. He was previously named the first Executive Director of the Ohio Polymer Strategy Council in March 2001 and continues to serve in that role. Dr. Mikesell has served on several corporate boards and advisory councils including: Corporate representative to the Industrial Research Institute; Advancement Council for the College of Polymer Science and Engineering at the University of Akron; Research Advisory Council of NorTech; Advisory Board of the Ohio Business Development Coalition; Scientific Advisory Board of UTEK Corporation; Board of Asahi Fiberglass in Japan, as an advisor to the Center of Photochemistry at Bowling Green State University; Advisor to the Chemical Engineering Department at the University of West Virginia; Board of Trustees for the Ohio Polymer Enterprise Development, Inc.; PolymerOhio, Inc.; the Edison Polymer Innovation Corporation; and the Olivet Nazarene University Foundation. A native of Ohio, Dr. Mikesell received a Bachelor of Arts in Chemistry from Olivet Nazarene University, Kankakee, Illinois and a Master of Science from the Ohio State University, Columbus. Dr. Mikesell received a Ph.D. Degree in Polymer Science from the University of Akron, Ohio.

Michael D. Riedlinger became President of NaturalNano in December 2004 and joined the board in November 2005. Prior to joining NaturalNano, Mr. Riedlinger was, from March 2002 to December 2005, President of Technology Sales and Licensing Services, a firm specializing in business development for organizations that seek new sources of revenue from licensing or selling their technical innovations to others. From January 2000 to February 2002, Mr. Riedlinger was Chief Executive Officer of Vitalwork, Inc., an organizational development company focused on training and corporate culture change for the telecommunications industry. From 1995 to 2000, Mr. Riedlinger was Director of Sales and Marketing at Metamor Software Solutions, a computer programming services division of Metamor Worldwide with offices in over 20 countries. From 1993 to 1995 he was Vice President of QSoft Solutions, a provider of quality management software and information to major corporations in North America. From 1986 to 1993, Mr. Riedlinger held several positions, including OEM Products Director and Director of Strategic Planning at Microlytics, Inc. Mr. Riedlinger has a MBA from the University of Rochester and a BFA from the Rochester Institute of Technology.

Kathleen A. Browne became Chief Financial Officer of NaturalNano in July 2005. For the period from April 2005 through July 2005, Ms. Browne provided part-time financial consulting services to the Company. For the period from January 2001 through December 2004, Ms. Browne was the Corporate Controller and Chief Accountant of Paychex, Inc., a payroll service provider in Rochester, New York. During the period from 1996 to 2000, she served as the Vice President and Corporate Controller and other advisory positions at W.R. Grace, a worldwide specialty chemicals manufacturer located in Boca Raton, Florida. From 1992-1996, Ms. Browne served in various financial positions for Bausch & Lomb in Rochester, New York. From 1977 to 1992, Ms. Browne was with the Rochester, New York office of Price Waterhouse. Ms. Browne holds a Bachelor of Science degree from St. John Fisher College.  She is a member of the American Institute of Certified Public Accountants and the New York State Society of CPAs.

Sarah M. Cooper has served as Chief Technology Officer of NaturalNano since December 2004. Trained as a chemical engineer, Ms. Cooper’s expertise is in nanotechnology and material science. Ms. Cooper has been a principle of Moritz-Cooper Associates, a technical consulting firm since July 2000. Her research activities as a consultant include work with the Los Alamos Lab and IDEXX Laboratories. In September 2002, she joined the NASA Ames Research Center through the National Space Grant to explore the fundamental properties of carbon nanotubes and other nanomaterials and their use in aerospace applications. Since September 2003, Ms. Cooper has been a consultant to Biomed Solutions, LLC and Biophan Technologies, Inc. related to the development of a bio-thermal power system, with on-going development work at NASA Ames Technology Center. Ms. Cooper received her Bachelor of Science in chemical engineering from Brown University in 2000 and is currently completing a Ph.D. in Materials Physics at the University of Sydney. Ms. Cooper has authored several scientific and professional journal articles.

Potential Conflicts of Interest

The Chairman of our Board of Directors, Michael L. Weiner is the manager and a 42.74% owner of Technology Innovations, LLC, which owns 53.7% of our outstanding common stock. The balance of the ownership interests in Technology Innovations are held directly or indirectly by 28 individuals, family partnerships and trusts.

Mr. Weiner and Technology Innovations are also significant equity holders of Biomed Solutions, LLC, a New York limited liability company engaged in the business of identifying and acquiring for exploitation technologies in the biomedical field. Mr. Weiner is the manager and indirectly the owner of approximately 24.36% of Biomed Solutions, LLC. Mr. Weiner and Ross B. Kenzie, also a director of NaturalNano, make up the Biomed Solutions Board of Members. The members of Biomed Solutions LLC are Technology Innovations (57%) and Biophan Ventures (43%). Biophan Ventures is owned by 31 individuals, family partnerships and trusts, a number of which are also indirect owners of interests in Technology Innovations. RBK LLC, a New York limited liability company, is the manager of Biophan Ventures. Mr. Kenzie is the manager of RBK which owns indirectly, a 1.94% interest in Technology Innovations and directly, a 6% interest in Biophan Ventures, representing in the aggregate a 3.69% interest in Biomed Solutions.

The NaturalNano Board includes Messrs. Weiner, Kenzie and Steven Katz all of whom are also on the Board of Biophan Technologies, Inc. Biomed Solutions, LLC is a 3.6% owner of Biophan Technologies, Inc. Our Board also includes John Lanzafame, who along with Mr. Weiner is an executive officer of Biophan Technologies, Inc. Biophan’s wholly owned subsidiary, Nanolution, Inc., and the Company have a joint research and development agreement for the development of drug delivery and medical applications utilizing nanotechnology discoveries. Mr. Weiner is also on the board of Nanoset, LLC, an entity owned in part by Biomed Solutions, which is engaged in the development of nanomagnetic particle coatings.

Our disinterested directors will make all determinations and decisions relating to issues involving Technology Innovations, LLC affiliates that have been described above, without the vote of Messrs. Weiner and Kenzie (in the case of matters involving Technology Innovations) or of Messrs. Weiner, Kenzie, Katz and Lanzafame (in the case of matters involving Biophan Technologies, Inc.). In addition, our Board continually acts to ensure that all directors discharge their obligations to NaturalNano in accordance with their fiduciary duties to the Company. To the best of our knowledge, no other person or entity affiliated with any of our directors, executive officers or 10% stockholders holds any beneficial interest in NaturalNano, Inc.

Our disinterested directors will make all determinations and decisions relating to issues involving Technology Innovations, LLC affiliates that have been described above, without the vote of Messrs. Weiner and Kenzie (in the case of matters involving Technology Innovations) or of Messrs. Weiner, Kenzie, Katz and Lanzafame (in the case of matters involving Biophan Technologies, Inc.). In addition, the Board continually acts to ensure that all directors discharge their obligations to NaturalNano in accordance with their fiduciary duties to the Company. To the best of our knowledge, no other person or entity affiliated with any of our directors, executive officers or 10% stockholders holds any beneficial interest in NaturalNano, Inc.

Although we are not subject to the rules or requirement of the American Stock Exchange (“AMEX”), we have, generally speaking, looked to those rules for guidance as to which members of our Board qualify as “independent directors.” Under these rules, an “independent director” is a person, other than an officer or employee of the Company or any parent or subsidiary, who has been affirmatively determined by our Board of Directors not to have a material relationship with us that would interfere with the exercise of independent judgment. As determined by AMEX, the following persons would not be deemed independent:

a)	a director who is, or during the past three years was, employed by the Company or by any parent or subsidiary of the Company, other than prior employment as an interim Chairman or CEO;

b)
a director who accepts or has an immediate family member who accepts any payments from the Company or any parent or subsidiary of the Company in excess of $60,000 during the current or any of the past three fiscal years, other than compensation for board service, compensation paid to an immediate family member who is a non-executive employee, non-discretionary compensation, certain requirement payments and a limited number of other specified types of payments;

c)
a director who is an immediate family member of an individual who is, or has been in any of the past three years, employed by the Company or any parent or subsidiary of the Company as an executive officer;

d)
a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

e)
a director who is, or has an immediate family member who is, employed as an executive officer or any other entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve on that entity’s compensation committee; and

f)
a director who is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Our Board has determined that each of Messrs. Katz, Kenzie, Lanzafame and Mikesell is an “independent director.”

Mr. Riedlinger, Ms. Browne and Ms. Cooper and other of our employees from time to time spend a portion of their time on the business affairs of Technology Innovations, LLC and its affiliates. In such situations, the individual is paid directly by the affiliate receiving the service or NaturalNano receives as reimbursement a percentage of their salary and benefits. The services provided by these individuals include consultations in the following areas: licensing and business strategy, technology application and finance. Our Board of Directors reviews this arrangement on a regular basis and our disinterested directors monitor all relevant circumstances that could result in conflicts of interest between the Company and the related affiliate.

Technology Innovations, LLC and its affiliates have utilized, and have paid the individuals directly or reimbursed the Company, for less than 50% of the payroll costs of these individuals. During the first half of fiscal 2005, Technology Innovations made direct payments to Mr. Riedlinger and Ms. Cooper of $10,400 and $23,750, respectively for such services. These officers also provided technical consultations to Biophan Technologies, Inc., an affiliate of Technology Innovations during 2005. In connection with these services, Biophan reimbursed the Company $16,500 and $5,077, respectively for these services which represented the cost of salary and benefits for the proportionate time spent consulting. Ms. Browne anticipates that 35% of her time will be spent on affiliated companies and as such she will receive payments, directly from Technology Innovations and its affiliates, as financial services are provided to these entities, during periods beginning January 1, 2006. Ms. Browne did not provide services to any affiliates in 2005. The Board of Directors does not believe that any conflicts of interest has occurred as a result of this sharing of employees and will continue to monitor this policy on an ongoing basis.

Because of the nature of our business and the business of other entities in which TI holds an interest, the relationships of Messrs. Weiner and Kenzie with these other entities may give rise to conflicts of interest with respect to certain matters affecting us. Potential conflicts may not be resolved in a manner that is favorable to us. We believe it is impossible to predict the precise circumstances under which future potential conflicts may arise and therefore intend to address potential conflicts on a case-by-case basis. Under Nevada law, directors have a fiduciary duty to act in good faith and with a view to the best interests of the corporation. All of our directors, including Mssrs. Weiner and Kenzie, are required to disclose to their fellow directors any interest they may have in any proposed transaction between NaturalNano and any other person or entity to refrain from taking part in decisions with respect to any such transaction. Our board members who are not affiliated with TI will make all determinations and decisions relating to proposed transactions with TI and its affiliates as they may arise, and will approve such transactions only if they determine that the terms thereof are no less favorable to NaturalNano than would be available from unrelated third parties.

The Board and Committees of the Board

The standing committees of the Board are the Audit Committee and the Compensation Committee. The Board does not currently have a nominating committee and has not established specific procedures for selecting candidates for director. However, directors are currently nominated by a majority vote of the Board. There is no established procedure for stockholder communications with members of the Board or the Board as a whole. However, stockholders may communicate with the investor relations coordinator of the Company and such communications are either responded to immediately or are referred to the president or chief financial officer of the Company for a response.

Audit Committee. The Audit Committee is currently composed of Messrs. Katz (Chairman), and Kenzie. The responsibilities of the Audit Committee are more fully set forth in the Audit Committee Charter which the Board adopted in December 2005. The Audit Committee Charter has been posted on our website at www.naturalnano.com and can be directly accessed using the following web address:  http://investor.shareholder.com/naturalnano/documentdisplay.cfm?DocumentID=374.

The Audit Committee reviews with the independent accountants the results of the audit engagement, approves professional services provided by the accountants including the scope of non-audit services, if any, and reviews the adequacy of our internal accounting controls. The Board has determined that Messrs. Katz and Kenzie meet the qualifications as “audit committee financial experts”.

Compensation Committee. The Compensation Committee is composed of Messrs. Kenzie (Chairman), Katz and Weiner. The responsibilities of the Compensation Committee are more fully set forth in the Compensation Committee Charter which the Board adopted in December 2005. The Compensation Committee Charter has been posted on our website at www.naturalnano.com and can be directly accessed using the following web address: http://investor.shareholder.com/naturalnano/documentdisplay.cfm?DocumentID=375.

Compensation of the Board

Directors who are also our employees do not receive additional compensation for serving on the Board or its committees. Non-employee directors, for their services as directors, are paid an annual fee of $8,000. Mr. Katz receives an additional $5,000 annually for serving as the Chairman of the Audit Committee. Otherwise, no additional cash compensation is paid to any director for serving as a member of any committee of the Board. In addition, non-employee directors receive annual grants of options to purchase 50,000 shares of our common stock under our Stock Incentive Plan. All directors are reimbursed for their reasonable expenses incurred in attending all board meetings. We maintain directors and officers liability insurance.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Executive and Financial Officers that is applicable to our principal executive officer and principal financial officer and can be viewed on our website www.naturalnano.com and can be directly accessed using the following web address: http://investor.shareholder.com/naturalnano/documentdisplay.cfm?DocumentID=473.

Limitation on Liability and Indemnification of Directors and Officers

Under Nevada Revised Statutes Section 78.138, a director or officer of a Nevada corporation is generally not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that:
•	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and
•	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against, and to limit their potential liability for monetary damages resulting from, suits alleging a breach of the duty of care. As a consequence of this provision, stockholders of NaturalNano will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of NaturalNano or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Our articles of incorporation provide that no director or officer shall have any liability to the Company if he acted in good faith and with the same degree of care and skill as a prudent person in similar circumstances. Our articles of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices. However, nothing in our articles of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Business Corporations Act provides that he or she shall be indemnified against reasonable expenses incurred in connection with the proceeding.

We have purchased insurance under a policy that insures both NaturalNano and its officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

NN Research was incorporated on December 22, 2004 and did not have any paid employees for the fiscal year ended December 31, 2004. The table set forth below summarizes the compensation earned by our named executive officers in each year since inception.

Summary Compensation Table

		Annual Compensation		Long Term Compensation
Name / Position	Year	Salary	Bonus	Restricted Stock Awards	Securities Underlying Options / SAR (post split)
Michael D. Riedlinger President	2005	$122,007	$10,000	none	3,000,000
	2004	none	none	none	none
Kathleen A. Browne CFO	2005	$85,489*	none	none	800,000
	2004	none	none	none	none
Sarah M. Cooper CTO	2005	$40,580*	$7,000	none	600,000
	2004	none	none	none	none
Edward F. Cowle Former CEO	2005	$6,425*	none	none	none
	2004	none	none	none	none

* reflects employment for a partial year.

The Company did not have any bonus, profit-sharing or deferred compensation plans for the benefit of employees, officers or directors for the 2004 and 2003 periods. Further, we did not pay any salaries or other compensation to officers, directors, or employees for the years ended December 31, 2004 and 2003. As a result, the columnar information required by Item 402(a) (2) of Regulation SB has been modified for categories where there has been no compensation awarded to, or paid to, the named executive officers in the table above.

Stock Options

On September 23, 2005, the Board of Directors adopted the NaturalNano, Inc. 2005 Incentive Stock Plan (“the Plan.”) The Plan provides for incentive and non-qualified stock options to employees, the grant of non-qualified options to selected consultants and to directors and advisory board members. The Plan is administered by the Compensation Committee of the Board of Directors and authorizes the grant of 14,000,000 shares. The Compensation Committee determines the employees and consultants who participate under the Plan, the terms and conditions of options, the option price, the vesting schedule of options and other terms and conditions of the options granted pursuant thereto. As of June 30, 2006 the Company had granted 10,055,000 shares of common stock under the option plan and 9,158,333 were outstanding. The Company’s Board of Directors estimated the fair market value of stock option grants made prior to November 29, 2005 at $0.05 per share. Prior to the Merger in November 29, our shares were closely held in a privately held start-up enterprise with no revenue or expense history. As of November 29, 2005 and subsequently, the Company has used the Black-Scholes valuation model to estimate the fair market value of each option grant to employees and vesting for grants to non-employee made prior to this date.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) )
	(a)	(b)	(c)
Equity compensation plans approved by security holders	14,000,000	$0.05	4,035,000 *
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	14,000,000	$0.05	4,035,000

* The shares are issuable under the Company's 2005 Incentive Stock Plan. Such shares may be issued upon the exercise of stock options or pursuant to restricted stock awards or restricted stock units which vest based upon Board designation at the time of grant.

The following table summarizes information concerning stock options granted to the named executive officers during the fiscal year ended December 31, 2005. No option grants were made during the first quarter of 2006.

	Number of securities underlying options/SARs granted (#)	Percent of total options/SARs granted to employees in fiscal year	Exercise or base price ($/Share)	Expiration Date
Michael D. Riedlinger	3,000,000	64.33%	$ 0.05	3/1/2015
Kathleen A. Browne	800,000	17.16%	$ 0.05	7/1/2015
Sarah M. Cooper	600,000	12.87%	$ 0.05	3/1-10/1/2015
Edward F. Cowle	0	0

No named executive officer exercised options in the fiscal year ended December 31, 2005 or during the first quarter of 2006. The following table presents the number and values of exercisable and unexercisable options at December 31, 2005:

	Shares acquired on exercise	Value realized	Number of Securities underlying unexercised options/SARs at FY-end (#) Exercisable/Unexercisable	Value of unexercised in-the-money options/SARs at FY-end ($) Exercisable/Unexercisable
Michael D. Riedlinger	none	--	1,000,000/2,000,000	$1,020,000/$2,040,000
Kathleen A. Browne	none	--	266,666/533,334	$271,999/$544,001
Sarah M. Cooper	none	--	200,000/400,000	$204,000/$408,000
Edward F. Cowle	none	--	none	none

Employment Agreements

Each of Michael D. Riedlinger, President; Kathleen A. Browne, Chief Financial Officer, Secretary and Treasurer; and Sarah M. Cooper, Chief Technology Officer have entered into employment agreements with NaturalNano. These employment agreements are terminable by either the Company or the employee upon 90 days notice or by the Company for cause (as defined in their employment agreement) or upon the death or disability of the employee. Certain incentive bonus programs included in these agreements are based on performance criteria that are expected to be completed in 2006.

Mr. Riedlinger, Ms. Browne and Ms. Cooper from time to time spend a portion of their time on the business affairs of Technology Innovations, LLC and its affiliates. In such situations, the individual is paid directly by the affiliate receiving the service or NaturalNano receives, as reimbursement, a percentage of their salary and benefits. The services provided by these individuals include consultations in the followings areas: licensing and business strategy, technology application and finance. Our Board of Directors reviews this arrangement on a regular basis and our independent directors monitor all relevant circumstances that could result in conflicts of interest between the Company and the related affiliate.

Technology Innovations, LLC and its affiliates have utilized, and have paid the individuals directly or reimbursed the Company, for less than 50% of the payroll costs of these individuals. During the first half of fiscal 2005, Technology Innovations made direct payments to Mr. Riedlinger and Ms. Cooper of $10,400 and $23,750, respectively for such services. These officers also provided technical consultations to Biophan Technologies, Inc., an affiliate of Technology Innovations during 2005. In connection with these services, Biophan reimbursed the Company $16,500 and $5,077, respectively for these services which represented the cost of salary and benefits for the proportionate time spent consulting. Ms. Browne anticipates that 35% of her time will be spent on affiliated companies and as such she will receive payments, directly from Technology Innovations and its affiliates, as financial services are provided to these entities, during periods beginning January 1, 2006. Ms. Browne did not provide services to any affiliates in 2005. The Board of Directors does not believe that any conflicts of interest has occurred as a result of this sharing of employees and will continue to monitor this policy on an ongoing basis.

Scientific Advisory Board

The Company’s Scientific Advisory Board is a significant source of technical and scientific expertise and is an integral part of the NaturalNano team. The advisory board’s purpose is to inform and guide our management on relevant nanotechnology research, development, validation and evaluation in the global marketplace. These industry experts agree to act as member of a forum for the exchange of new ideas on an ad-hoc basis through conference calls and on-site meetings and at relevant industry conferences. The advisory board includes experts in a broad range of scientific disciplines including materials science, nanocomposites, plastics and polymers, cosmetics, pharmaceutical, and other related nanotechnologies. The agreement with each member of the Scientific Advisory Board includes confidentiality and non-disclosure criteria as well as technology assignment relevant to the subject matter of the agreement.

The members of our Scientific Advisory Board serve without fixed cash compensation but are each entitled to receive 30,000 stock options that are subject to vesting as follows: 10,000 options vesting in December of the grant year and 20,000 options vesting in December of the following year, provided that the option holder remains on the Scientific Advisory Board through these vesting dates. The option grants made to the Scientific Advisory Board members have an exercise price equal to the fair market value of the Company’s common stock on the date of the option grant and an expiration date 10 years after the date of grant.

The members of the NaturalNano Scientific Advisory Board are:

Robert Corkery, Ph.D., YKI, Ytkemiska Institute AB-Institute for Surface Chemistry, Stockholm

Dr. Corkery is globally recognized as a key physical chemistry and materials science problem solver. He has been granted patents in nanozeolite chemical technology and porous materials technology with four patents pending in materials science technology. Dr. Corkery is the Area Manager for Nanostructured Materials at the YKI, Institute for Surface Chemistry in Stockholm, Sweden, one of the leading surface chemistry institutes in the world. Dr. Corkery’s research is aimed at technical understanding and breakthrough, new materials discovery and industrial innovation in the areas of nano and bio-nanotechnologies. He was formerly a research scientist with The Procter & Gamble Company and was leader of the company’s corporate colloid laboratory and was responsible for developing nanostructure, biomembrane and complex fluid technologies. Dr. Corkery received his Bachelor of Science degree in Geology and Geophysics from the Australian National University as well as his Ph.D. in Physical and Materials Science where he was devoted entirely to nanotech and included extensive experimental and theoretical work on nanostructured clays, including halloysite. Dr. Corkery carried out postdoctoral research at the Australian National University as well as at the University of Lund in Sweden.

Emmanuel P. Giannelis, Ph.D., Cornell University

Dr. Giannelis is internationally recognized as a pioneer and one of the leading experts in polymer nanocomposites. He is the Walter R. Reed Professor of Engineering and Director of Materials Science and Engineering at Cornell University. He is also a member of the Fields of Chemistry and Chemical Biology and Chemical and Biomolecular Engineering at Cornell. His research interests range from synthesis of new nanostructured materials to characterization and property evaluation and include polymer nanocomposites, nanocomposite electrolytes, nanobiohybrids and nanofluids. Dr. Giannelis has served on the editorial boards of Chemistry of Materials and Macromolecules and currently serves on the editorial boards of Polymer and Small. He is the author or co-author of over 135 papers and 9 patents and is listed as one of the top 25 cited authors on Nanotechnology and a Highly-Cited Author in Materials Science by Thompson Scientific (formerly Thompson ISI), an information provider to researchers and scholars. He received a Bachelor of Science degree in Chemistry from the University of Athens, Greece and a Ph.D. in Inorganic Chemistry from Michigan State University.

John R. Hickman, Plastech Consulting, Inc.

John R. Hickman is founder, president and chief executive officer of Ohio-based Plastech Consulting, Inc. (PCI). Founded in 1988, PCI is a full service productivity-based engineering firm providing state-of-the-art solutions to the challenges of today’s plastic products. Mr. Hickman has over 34 years in the polymer industry in management, engineering, and consultation. He has held key engineering and management positions with Weatherchem Corporation, Scott & Fetzer, Carlisle and ITT before founding PCI. Mr. Hickman has over 30 trade secrets and four polymer component patents currently in practice, with several pending. He has been involved in multiple turn-around situations, most involving polymer-based companies. One such company under his management, Weatherchem Corporation, was recognized by Case Western Reserve University’s Weatherhead School of Management as being one of the 100 fastest growing companies in Northeast Ohio. Mr. Hickman has significant hands-on experience with nanocomposites, productivity programs, product design/development, concurrent engineering, team building, labor partnerships, engineering value assessments, market analysis, management evaluations and advanced manufacturing and total business evaluations. Mr. Hickman has a background in chemical engineering from Ohio State University and an MBA from Case Western Reserve University, with management courses beyond the Master's program. A significant portion of Mr. Hickman's experience in the polymer industry was obtained on the manufacturing floor, directing a problem-solving environment. In addition, Mr. Hickman completed several assignments as an executive advisor to students in the nationally recognized MBA program at Case Western and served as the Co-Chairman of the Technology Committee on the PolymerOhio, Inc. board; currently a trustee on the board. Mr. Hickman participates on various boards of directors for privately held companies and teaches several plastic-related courses for the Akron Polymer Training Center as well as other clients. Recently, the Akron Section of the Society of Plastics Engineers inducted Mr. Hickman into the Plastics Hall of Honor located at the University of Akron.

Raymond Kurzweil, Kurzweil Technologies, Inc.

Dr. Kurzweil has been described as “the restless genius” by the Wall Street Journal and “the ultimate thinking machine” by Forbes. In addition, Inc. magazine recently ranked him #8 among entrepreneurs in the United States calling him the “rightful heir to Thomas Edison,” and PBS included Dr. Kurzweil as one of 16 “revolutionaries who made America.” Dr. Kurzweil is the recipient of the $500,000 MIT-Lemelson Prize, the world's largest prize for innovation. In 1999, he received the National Medal of Technology, the United States’ highest honor in technology. In 2002, he was inducted into the National Inventor's Hall of Fame established by the US Patent Office. As one of the leading inventors of our time, Dr. Kurzweil has worked in such areas as music synthesis, speech and character recognition, reading technology, virtual reality and cybernetic art. He was the principal developer of the first omni-font optical character recognition, the first print-to-speech reading machine for the blind, the first CCD flat-bed scanner, the first text-to-speech synthesizer, the first music synthesizer capable of recreating the grand piano and other orchestral instruments, and the first commercially marketed large-vocabulary speech recognition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information as of July 10, 2006 with respect to beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our directors and executive officers and by all of the directors and executive officers as a group. Unless otherwise indicated, the address of each of the persons below is c/o NaturalNano, Inc., 150 Lucius Gordon Drive, Suite 115, West Henrietta, New York 14586. Unless otherwise indicated in the footnotes, shares are owned of record and beneficially by the person. For purposes of the following table, a person is deemed to be the beneficial owner of any shares of common stock (a) over which the person has or shares, directly or indirectly, voting or investment power, or (b) of which the person has a right to acquire beneficial ownership at any time within 60 days after July 10, 2006. “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class(2)
Directors and Executive Officers:
Steven Katz (4)	200,000	*
Ross B. Kenzie (4)	50,000	*
John F. Lanzafame (4)	366,668	*
Sharell L. Mikesell (4)	50,000	*
Michael L. Weiner (3)	66,222,393	53.9%
Michael D. Riedlinger (4)	2,000,000	1.6%
Kathleen A. Browne (4)	400,000	*
Sarah M. Cooper (4)	400,000	*
All Directors and Executive Officers as a group (8 persons) (3), (4)	69,689,061	55.2%

Other 5% Beneficial Owners:
Technology Innovations, LLC. (4) 150 Lucius Gordon Drive, Suite 117 West Henrietta, NY 14586	65,925,526	53.7%

Jeffrey Smith 3564 Thorndale Road Pasadena, CA 91107	10,488,251	8.6%

NanoVentures, LLC P.O. P.O. Box 268 Derby, NY 14047	9,185,000	7.5%

*	Less than 1%

(1)	Except as may be set forth below, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)
Applicable percentage of ownership is based on 121,881,407 shares outstanding at July 10, 2006 together with applicable options and warrants for the listed stockholder above. Shares subject to options and warrants currently exercisable or exercisable within 60 days are included in the number of shares beneficially owned and are deemed outstanding for purposes of computing the percentage ownership of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other stockholder.

(3)
Includes 65,925,526 shares held by or issuable to Technology Innovations, LLC, of which Mr. Weiner is a member and manager. Mr. Weiner disclaims beneficial ownership of the shares held by Technology Innovations, LLC except to the extent of his beneficial ownership of a membership interest in Technology Innovations, LLC.

(4)
Includes the following shares that may be acquired upon exercise of stock options, which are currently exercisable or exercisable within 60 days: Mr. Katz - 200,000 shares; Mr. Kenzie - 50,000 shares; Mr. Lanzafame - 266,667 shares; Mr. Mikesell - 50,000 shares; Mr. Riedlinger - 2,000,000 shares; Ms. Browne - 400,000 shares; Ms. Cooper - 400,000 shares; Technology Innovations, LLC - 1,000,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights Agreement and Other Registration Obligations

NN Research entered into a Registration Rights Agreement on December 22, 2004 with Technology Innovations, our principal stockholder which holds 64,925,526 shares of our common stock. We assumed NN Research’s obligations under the Registration Rights Agreement in connection with the Merger. Under the Registration Rights Agreement, we are required to use our reasonable best efforts to prepare and file with the SEC, and to cause to be declared effective, a registration statement on an appropriate form pursuant to the Securities Act of 1933 (the “Securities Act”) to permit the offer and resale by Technology Innovations, LLC of the shares held by it. We are obligated to keep such registration statement effective for a period of one year after it first becomes effective. All expenses incident to the performance of our obligations under the Registration Rights Agreement, including all registration fees and expenses, will be borne by the Company. Technology Innovations is not a selling stockholder in this offering.

Following the Merger, on November 29, 2005, we issued to SBI USA a warrant for the purchase of 4,500,000 shares of our common stock, in exchange for a warrant which had been issued to SBI USA by NN Research. Under the warrant, if we determine to register any shares of our common stock under the Securities Act in connection with a public offering of our common stock (other than under an employee benefit plan or in connection with a merger or similar transaction), we are required to include in such registration any shares of our common stock issuable to SBI USA under the warrant (or in certain other specified transactions). We have agreed to bear all expenses incurred by us or by SBI in connection with such registration. The shares issuable to SBI USA are being included in the registration to which this prospectus relates in satisfaction of such registration obligations.

In 2005, NN Research issued to 59 individuals an aggregate of $4,156,000 Convertible Bridge Notes that were converted, at the effective time of the Merger, into an aggregate of 20,939,200 shares of our common stock. In the Subscription Agreements between NN Research and such individuals, pursuant to which the Convertible Bridge Notes were issued, NN Research agreed to use its best efforts to include the securities issued upon such conversion in any registration statement filed by NN Research under the Securities Act in connection with a public offering of its common stock (other than under an employee benefit plan or in connection with a merger or similar transaction) for its own account or for the account of others. In the Merger Agreement, we assumed the obligations of NN Research with respect to such registration rights. All expenses incident to the performance of our obligations, including all registration fees and expenses, will be borne by the Company. Certain of the shares being offered for resale pursuant to this prospectus have been included in the registration statement to which this prospectus relates in satisfaction of such registration obligations.

In the License Agreement pursuant to which we issued 200,000 shares of our common stock to Ambit Corporation, we agreed to use our best efforts to include such shares in any registration statement filed by us under the Securities Act in connection with a public offering of our common stock (other than under an employee benefit plan or in connection with a merger or similar transaction) for our own account or for the account of others and to bear all expenses incident to the performance of our obligations, including all registration fees and expenses. The shares being offered by Ambit for resale pursuant to this prospectus have been included in the registration statement to which this prospectus relates in satisfaction of such registration obligations.

DESCRIPTION OF SECURITIES

The following summary is a description of our common stock and certain provisions of our Articles of Incorporation, Bylaws and Nevada law.

General

Our authorized capital consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock both with par value $.001 per share.

Common Stock

Each share of our common stock is entitled to one vote at all meetings of our stockholders. Our stockholders do not have cumulative voting rights in the election of directors. All shares of our common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of our common stock. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to receive, on a pro rata basis, all of our assets remaining after satisfaction of all liabilities and preferences of outstanding preferred stock, if any. Neither our Articles of Incorporation nor our Bylaws contain any provisions which limit or restrict the ability of another person to take over the Company. As of June 30, 2006, we had 121,881,407 shares of common stock outstanding.

Preferred Stock

No shares of our preferred stock are issued or outstanding. Preferred shares may be issued from time to time in one or more series in the discretion of the Board of Directors. The Board has the authority to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

Options and Warrants

As of June 30, 2006, there were outstanding options to purchase an aggregate of 9,158,333 shares of our common stock pursuant to our 2005 Incentive Stock Plan. The weighted average exercise price for these options is $0.07 per share. These options are held by directors, officers, key employees and consultants. As of June 30, 2006, options to purchase 6,100,000 shares were exercisable. As of July 9, 2006 we also had outstanding (i) a warrant to purchase 4,500,000 shares of our common stock at an exercise price of $0.115 per share and (ii) a warrant to purchase 4,770,000 shares of our common stock at exercise prices ranging from $0.75 to $1.30 per share (with a weighted average exercise price of $1.02 per share).

Certain Statutory Provisions of the Nevada Revised Statutes

Sections 78.411 through 78.444 of the Nevada Revised Statutes provide, in general, that a stockholder acquiring more than 10% of the outstanding voting shares of a publicly-held Nevada corporation subject to the statutes (Interested Stockholder) may not engage in certain “Combinations” with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder.

Section 78.416 defines the term “Combination” to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

These provisions could have the effect of delaying, deferring or preventing a change of control of our company. Our stockholders, by adopting an amendment to our Articles of Incorporation or Bylaws, may elect not to be governed by these provisions. Neither our Articles of Incorporation nor Bylaws currently excludes us from these restrictions.

The Nevada Revised Statutes permit a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in cases brought against the director or officer in his capacity as such, provided the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The exceptions include a breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing a violation of law, and improper personal benefit. Our Bylaws contain a provision implementing this statute.

Transfer Agent

The transfer agent for our common stock is Interstate Transfer Company, 6084 South 900 East, Suite # 101, Salt Lake City, Utah.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

99,891,347 shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. 5,770,000 shares may be issued pursuant to outstanding warrants and options and have not been registered for resale. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, a stockholder may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a stockholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

Selling Stockholders

The securities being offered hereunder are being offered by the selling stockholders identified below. The selling stockholders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 31,022,463 shares of our common stock.

Each selling stockholder may from time to time offer and sell any or all of its shares that are registered under this prospectus. Because no selling stockholder is obligated to sell its shares, and because the selling stockholders may also acquire publicly traded shares of our common stock, we cannot estimate how many shares each selling stockholder will own after the offering.

All expenses incurred with respect to the registration of the common stock covered by this prospectus will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by any selling stockholder in connection with its sale of shares. We estimated the expenses to be borne by us in connection with the registration statement to be $79,500. In addition, we incurred approximately $45,000 in expenses in connection with a prior registration statement covering such shares, which was withdrawn before it was declared effective.

The following table sets forth, with respect to each selling stockholder (i) the number of shares of common stock beneficially owned as of July 10, 2006 and prior to the offering contemplated hereby, (ii) the maximum number of shares of common stock which may be sold by the selling stockholder under this prospectus, and (iii) the number of shares of common stock which will be owned after the offering by the selling stockholder.

	Prior to Offering (1)			After Offering (1)
Name	Shares	Percent	Shares Offered	Shares	Percent
SBI Brightline XIII, LLC (2) (3)	20,091,154	14.2%	15,321,154	4,770,000	3.4%
SBI USA, LLC (2)(4)	4,500,000	3.6%	4,500,000	0	0%
Michael Allen	50,000	*	12,500	37,500	*
Ambit Corporation (5)	200,000	*	200,000	0	0%
George W. Anstadt & Nancy J. Anstadt	125,000	*	31,250	93,750	*
John K. Best and Kathleen S. Best	50,000	*	12,500	37,500	*
Cameron Computers, Inc.	25,000	*	6,250	18,750	*
James Cantin	80,000	*	20,000	60,000	*
Ronald P. Caputo	150,000	*	37,500	112,500	*
Martin J. Cohen & Ruth V. Cohen	100,000	*	25,000	75,000	*
Janet K. Cooper	62,500	*	15,625	46,875	*
Jared A. Davis	1,000,000	*	250,000	750,000	*
Robert J. Damico	125,000	*	31,250	93,750	*

	Prior to Offering (1)			After Offering (1)
Name	Shares	Percent	Shares Offered	Name	Shares
Paul DeCarolis	125,000	*	31,250	93,750	*
Steve M. Dubnik	125,000	*	31,250	93,750	*
Timothy J. Eggert	50,000	*	12,500	37,500	*
John Gantert	150,000	*	37,500	112,500	*
Brad H. Gouldthorpe	50,000	*	12,500	37,500	*
Robert B. Greene	50,000	*	12,500	37,500	*
Andrew G. Gross Jr.	125,000	*	31,250	93,750	*
Hedgeco Holdings Corp.	150,000	*	37,500	112,500	*
Preston T. Henderson	50,000	*	12,500	37,500	*
Michael D. Hohlbein	10,000	*	2,500	7,500	*
Scott N. Hurlbert & Andrea A. Hurlbert	125,000	*	31,250	93,750	*
The Guenter H. Jaensch Revocable Living Trust	100,000	*	25,000	75,000	*
Charles L. Johnson	62,500	*	15,625	46,875	*
David M. Kleinman	125,000	*	31,250	93,750	*
John F. Lanzafame	100,000	*	25,000	75,000	*
Gary Lauchert	25,000	*	6,250	18,750	*
John J. Lauchert Jr., and Mary Lou Lauchert	25,000	*	6,250	18,750	*
Charles J. Least, Jr.	50,000	*	12,500	37,500	*
R. Wayne LeChase	150,000	*	37,500	112,500	*
Vernon C. Masters	25,000	*	6,250	18,750	*
Daniel J. Morrow	125,000	*	31,250	93,750	*
Bradley J. Myers and Bonnie S. Myers	500,000	*	125,000	375,000	*
NanoVentures LLC	9,185,000	7.5%	2,296,250	6,888,750	5.6%
Stanley M. Pillman	500,000	*	125,000	375,000	*

	Prior to Offering (1)			After Offering (1)
Name	Shares	Percent	Shares Offered	Name	Shares
Joseph H. Popolow	125,000	*	31,250	93,750	*
Richard D. Richmond	125,000	*	31,250	93,750	*
Spencer Z. Rosero	125,000	*	31,250	93,750	*
John Sack	80,000	*	20,000	60,000	*
Christine Scheible	50,000	*	12,500	37,500	*
The Schimmoeller Family Revocable Living Trust	25,000	*	6,250	18,750	*
James B. Scodellaro	20,000	*	5,000	15,000	*
Charles Selleck	50,000	*	12,500	37,500	*
J. David Siebert	250,000	*	62,500	187,500	*
Sydor Instruments, LLC	50,000	*	12,500	37,500	*
James M. Sydor	50,000	*	12,500	37,500	*
Gregory W. Teren	150,000	*	37,500	112,500	*
The Frank W. Terrizzi Trust	1,500,006	1.2%	375,002	1,125,004	*
The Julia Ann Terrizzi Trust	150,000	*	37,500	112,500	*
Richard Tschauder	125,000	*	31,250	93,750	*
Robert Tuite	125,000	*	31,250	93,750	*
Wayne Van Newkirk	80,000	*	20,000	60,000	*
Joseph A. Viola	25,000	*	6,250	18,750	*
Richard Wilbert	250,000	*	62,500	187,500	*
Janice D. Wilson	50,000	*	12,500	37,500	*
BF Holding GmbH	1,559,700	1.3%	389,925	1,169,775	1.0%
Nanostart Investments AG	2,599,500	2.1%	649,875	1,949,625	1.6%
William H. Bachmann & Roberta G. Bachmann	25,000	*	6,250	18,750	*
Plastech Consulting, Inc.	50,000	*	12,500	37,500	*
Gokulnath Sulur	50,000	*	12,500	37,500	*

	Prior to Offering (1)			After Offering (1)
Name	Shares	Percent	Shares Offered	Shares	Percent
Sarah Black	2,571,430	2.1%	659,608	1,934,822	1.6%
AMTR, LLC	4,491,938	3.7%	1,122,985	3,368,953	2.8%
Andrea Weiner	449,194	*	112,299	336,895	*
Mauri Weiner	898,388	*	224,597	673,791	*
Rachel K. King	898,388	*	224,597	673,791	*
Mary K. Mahley	898,388	*	224,597	673,791	*
Nancy Gage Wemett	518,710	*	129,678	389,032	*
Rick Jones	575,000	*	143,750	431,250	*
Jeffrey Smith	10,488,251	8.6%	2,749,396	7,738,855	6.3%
Richard Saul Wurman & Gloria Nagy Wurman	200,000	*	50,000	150,000	*

For purposes of this table, we have assumed that each selling stockholder will sell in this offering all shares covered by this prospectus.
*	Less than 1%.
(1)
Based on 121,881,407 shares outstanding as of July 10, 2006. Except as specifically disclosed, beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment powers with respect to shares. Shares subject to options, warrants and other convertibility within 60 days after June 30, 2006 are included in the number of shares beneficially owned and are deemed outstanding for purposes of computing the percentage of beneficial ownership of the person holding such options, warrants or other derivatives, but are not deemed outstanding for computing the percentage of any other stockholder.

(2)	SBI Brightline XIII, LLC is a California limited liability company wholly-owned Shelly Singhal. SBI USA, LLC is also a California limited liability company wholly-owned by Mr. Singhal.
(3)
Assumes the sale to SBI Brightline XIII, LLC of all 15,321,154 shares issuable pursuant to the July 9, 2006 Stock Purchase Agreement. We are not obligated to sell any shares to SBI Brightline XIII, LLC and SBI Brightline XIII, LLC cannot elect whether or not to purchase any shares which we decide to sell to it in accordance with the provisions of the Stock Purchase Agreement. Consequently, under the rules of the SEC, SBI Brightline XIII, LLC would not be deemed to be the beneficial owner of these shares unless and until we exercise our right to require their purchase. SBI Brightline XIII, LLC holds warrants to purchase 4,770,000 shares; pursuant to their terms, the warrants may not be exercised if, and to the extent that, following such exercise SBI Brightline XIII, LLC would be the beneficial owner of 5% or more of our outstanding common stock.

(4)
SBI USA, LLC holds warrants to purchase 4,500,000 shares; pursuant to their terms, the warrants may not be exercised if, and to the extent that, following such exercise SBI USA, LLC would be the beneficial owner of 5% or more of our outstanding common stock.

(5)	Ambit Corporation is a closely-held Delaware corporation controlled by its founders, Robert J. Crowley and Donald N. Halgren.
(6)	NanoVentures LLC is a New York limited liability company whose manager is Mary K. Mahley. The membership interests in NanoVentures are beneficially owned by 35 individuals, family partnerships, trusts and other entities.

The information regarding the selling shareholders may change from time to time. If required, we will describe these changes in one or more prospectus supplements.

PLAN OF DISTRIBUTION

General

Shares of common stock offered through this prospectus may be sold from time to time by the selling stockholders, including their transferees, pledgees, donees or successors. The shares may be sold directly or, alternatively, through underwriters, broker-dealers or agents. If the shares are sold through underwriters, broker-dealers or agents, the applicable selling stockholder will be responsible for underwriting discounts or commissions or agents’ commissions. Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Sales may be effected in transactions (which may involve block transactions) (i) in the over-the-counter market, (ii) on any securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, (iii) in transactions otherwise than in the over-the-counter market or on such exchanges or services, or (iv) through the writing of options.

The selling stockholders may enter into hedging transactions with respect to our shares with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging positions they assume. The selling stockholders may also sell our common stock short and deliver shares to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell such securities. Material amounts of short selling of our common stock could contribute to progressive declines in the trading price of our common stock.

Each selling stockholder will act independently from us in making decisions with respect to the manner, timing, price and size of each sale. The selling stockholders may sell the shares in any manner permitted by law, including one or more of the following:

•
a block trade in which a broker-dealer engaged by a selling stockholder will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

•	an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board;

•	ordinary brokerage transactions in which the broker solicits purchasers; and

•	privately negotiated transactions.

In the event that the sale of any shares covered by this prospectus qualifies for an exemption from the registration requirements of the Securities Act, such shares may be sold pursuant to that exemption rather than pursuant to this prospectus.

Use of Underwriters, Brokers, Dealers or Agents

If a selling stockholder effects sales of shares through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

If a selling stockholder sells shares through an underwriter, broker, dealer or agent, the selling stockholder may agree to indemnify such underwriter, broker, dealer or agent against certain liabilities arising from such sale, including liabilities arising under the Securities Act. We have been informed by each selling stockholder that there are no existing arrangements between it and any underwriter, broker, dealer or agent relating to the distribution of the shares.

Stock Purchase Agreement with SBI

On July 9, 2006 we entered into a Stock Purchase Agreement with SBI Brightline XIII, LLC (“SBI”) and in connection with the Stock Purchase Agreement, issued to SBI a Warrant for the purchase of 4,770,000 shares of our common stock.

Pursuant to the Stock Purchase Agreement, SBI is obligated to purchase, on the dates we elect, up to 15,321,154 shares of our Common Stock for an aggregate purchase price of $15,500,000. The shares are to be sold in eighteen (18) tranches at increasing per share purchase prices ranging from $0.75 to $1.30, for a weighted average price of $1.01 per share, as follows:

Tranche #	Number of Shares	Purchase Price per Share
1	625,000	$0.75
2	625,000	$0.75
3	625,000	$0.75
4	625,000	$0.75
5	625,000	$0.85
6	625,000	$0.85
7	625,000	$0.85
8	625,000	$0.85
9	1,250,000	$0.95
10	1,250,000	$0.95
11	1,125,000	$1.05
12	1,125000	$1.05
13	1,000,000	$1.15
14	1,000,000	$1.15
15	900,000	$1.20
16	900,000	$1.20
17	885,577	$1.30
18	885,577	$1.30
Total	15,321,154	$1.01

Except for the requirement to sell the tranches in order and the requirement that the resale of the shares be registered as described below, there is no limitation on when we may require SBI to purchase the shares included in any tranche. We are not obligated to sell any shares to SBI unless and until we make an election to do so. SBI is not obligated to purchase shares pursuant to the Stock Purchase Agreement unless the resale of the shares by SBI is covered by an effective registration statement under the Securities Act of 1933.

We expect to exercise our right to sell shares to SBI when and as we deem necessary to fund our ongoing business operations and development activities, based on our cash requirements, revenues from operations, third party research support, licenses and potential strategic investments, and the availability of debt or equity financing from other sources on more favorable terms.

Treatment of SBI as Statutory Underwriter

SBI is a statutory underwriter within the meaning of the Securities Act of 1933 in connection with its resale of shares pursuant to this prospectus. We will not receive any of the proceeds from the resale of shares, although we will receive the consideration payable by SBI for the shares at the time we sell the shares to SBI pursuant to the stock purchase agreement.

SBI will purchase shares from us under the stock purchase agreement at fixed prices. The difference between what SBI pays to us for the shares and the amount for which SBI sells the shares may be viewed as underwriting discounts or commissions. Because we do not know when or the price at which SBI will sell the shares, it is not possible to quantify these potential discounts or commissions.

We have advised SBI that it is subject to the applicable provisions of the Securities Exchange Act of 1934, including without limitation, Rule 10b-5 and Regulation M there under. Under Regulation M, SBI and its affiliates and anyone participating in a distribution of the shares may not bid for, purchase, or attempt to induce any person to bid for or purchase shares of our common stock while SBI is distributing shares covered by this prospectus.

SBI has advised us that one of its affiliates, Bedrock Securities, LLC, is a registered broker-dealer.

Affiliates’ Relationships with SBI

Our affiliate, Biophan Technologies, Inc. is a party to a Stock Purchase Agreement with SBI Brightline XI, LLC, pursuant to which SBI Brightline XI has agreed to purchase from Biophan Technologies up to 10,000,000 shares of the common stock of Biophan Technologies in tranches at the election of Biophan Technologies. Biophan Technologies has advised us that, as of June 30, 2006, it had sold 1,000,000 shares of its common stock to SBI Brightline XI for an aggregate purchase price of $2,000,000 pursuant to this arrangement. In October 2003, Biophan Technologies sold to SBI Brightline Consulting, LLC an aggregate of 11,000,000 shares of its common stock. Pursuant to an agreement dated February 5, 2004, Biophan Technologies sold to SBI Consulting an additional 6,000,000 shares of its common stock.

On February 10, 2004, our affiliate Biomed Solutions, LLC sold a convertible debt obligation of Biophan Technologies, with a face value of $300,000, to SBI Consulting, which converted that debt into 3,000,000 shares of Biophan Technologies common stock. On January 24, 2006, Biomed sold to SBI Brightline, LLC an aggregate of 4,000,000 shares of the common stock of Biophan Technologies and transferred to SBI Brightline warrants for the purchase of an aggregate of 1,180,000 shares of Biophan Technologies common stock.

We are not aware of any other relationships, including equity relationships, between SBI and NaturalNano, Biophan Technologies or any of our other affiliates.

Selling Stockholders’ Obligations

The selling stockholders have each agreed to comply with applicable state and federal securities laws and the rules and regulations promulgated there under in connection with its sale of the shares. Each selling stockholder will pay all commissions and its own expenses, if any, associated with the sale of the shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part. We have agreed to indemnify the selling stockholders against certain liabilities including liabilities under the Securities Act and each selling stockholder has agreed to indemnify us against certain liabilities including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Nixon Peabody LLP, Boston, Massachusetts.

EXPERTS

The financial statements appearing in this prospectus have been audited by Goldstein Golub Kessler LLP, Certified Public Accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

NaturalNano files current, quarterly and annual reports with the SEC on forms 8-K, 10-QSB and 10-KSB. NaturalNano has filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement; certain items are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

For further information with respect to NaturalNano and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

FINANCIAL STATEMENTS

CONTENTS

FOR THE YEAR ENDED DECEMBER 31, 2005

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheet at December 31, 2005 and 2004	F-2

Consolidated Statement of Operations for the year ended December 31, 2005 and for the period from December 22, 2004 (inception) to December 31, 2004 and the cumulative period from December 22, 2004 (inception) to December 31, 2005
F-3

Consolidated Statement of Stockholders’ Equity for the year ended December 31, 2005 and for the period from December 22, 2004 (inception) to December 31, 2004 and the cumulative period from December 22, 2004 (inception) to December 31, 2005
F-4

Consolidated Statement of Cash Flows for the year ended December 31, 2005 and for the period from December 22, 2004 (inception) to December 31, 2004 and the cumulative period from December 22, 2004 (inception) to December 31, 2005
F-5

Notes to Consolidated Financial Statements	F-6 - F-14

FOR THE QUARTER ENDED MARCH 31, 2006 (UNAUDITED)

Report of Independent Registered Public Accounting Firm	F-15

Condensed Consolidated Balance Sheets as of: March 31, 2006 (Unaudited) and December 31, 2005	F-16

Condensed Consolidated Statements of Operations for the three Months Ended March 31, 2006 and 2005 (Unaudited), and from inception December 22, 2004 through March 31, 2006 (Unaudited)	F-17

Condensed Consolidated Statement of Stockholders’ Equity for the cumulative period from December 22, 2004 (inception) to March 31, 2006	F-18

Condensed Consolidated Statements of Cash Flows, three Months Ended March 31, 2006 and 2005 (Unaudited) and from inception December 22, 2004 through March 31, 2006 (Unaudited)	F-19

Notes to Consolidated Financial Statements	F-20 - F-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
NaturalNano, Inc.

We have audited the accompanying consolidated balance sheets of NaturalNano, Inc. (a development stage company) (an entity controlled by Technology Innovations, LLC) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2005 and for the period from December 22, 2004 (inception) to December 31, 2004 and the cumulative amounts from inception to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NaturalNano, Inc. as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the year ended December 31, 2005 and for the period from December 22, 2004 (inception) to December 31, 2004 and the cumulative amounts from inception to December 31, 2005 in conformity with United States generally accepted accounting principles.

/s/ GOLDSTEIN GOLUB KESSLER LLP
New York, New York

February 8, 2006

NaturalNano, Inc.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$1,718,365
Prepaid halloysite materials	249,650	$125,000
Other current assets	34,704
Due from related parties	40,748
Total current assets	2,043,467	125,000

Atlas Mining warrant	270,000
License	314,000
Property and equipment, net	34,752
Total Assets	$2,662,219	$125,000

Liabilities and Stockholders' Equity

Liabilities
Current liabilities:
Accounts payable	$24,093
Accrued payroll	73,164
Accrued expenses	238,316
Due to related parties		$32,336
Total current liabilities	335,573	32,336

Other liability	28,500
Total Liabilities	364,073	32,336

Stockholders’ Equity
Preferred Stock - no par value, 10,000,000 shares authorized, no shares issued
Common stock - $.001 par value
Authorized 200,000,000 shares (a)
Issued and outstanding 121,074,740 and 20,000,000 shares, respectively	121,075	20,000
Additional paid in capital (a)	4,901,714	80,000
Deficit accumulated in the development stage	(2,724,643)	(7,336)
Total stockholders' equity	2,298,146	92,664
Total liabilities and stockholders' equity	$2,662,219	$125,000

(a)	Retroactively adjusted to reflect the recapitalization on November 29, 2005 and the two-for-one stock split effective February 8, 2006.

See notes to financial statements

NaturalNano, Inc.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS

	For the twelve months	From inception December 22, 2004	From inception December 22, 2004
	ending	through	through
	December 31, 2005	December 31, 2004	December 31, 2005

Income:

Sample revenue	$500		$500

Operating expenses:

Research and development (a)	566,019	$5,000	571,019
General and administrative (b)	2,255,923	2,336	2,258,259
	2,821,942	7,336	2,829,278

Loss from Operations	(2,821,442)	(7,336)	(2,828,778)

Other income:
Interest income, net	14,135		14,135
Investment income	90,000		90,000
	104,135		104,135

Net loss	($2,717,307)	($ 7,336)	($2,724,643)

Loss per common share - basic and diluted (c)	($ 0.03)	($ 0.00)

Weighted average shares outstanding (c)	101,575,332	20,000,000

(a) Research and development expense includes options issued as stock-based compensation of $74,417.
(b) General and administrative expense includes options issued as stock-based compensation of $138,437.
(c) Retroactively adjusted to reflect the two-for-one stock split effective February 8, 2006.

See notes to financial statements

NaturalNano, Inc.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
Period from December 22, 2004 (inception) to December 31, 2005

				Deficit
				Accumulated
	Common Stock		Additional	During the
	Shares (a)	Amount (a)	Paid-in Capital (a)	Development Stage	Stockholders’ Equity
December 22, 2004
20,000,000 shares issued for cash @ $.005 per share	20,000,000	$20,000	$80,000		$100,000

Net loss from inception through December 31, 2004				($ 7,336)	(7,336)
Balance at December 31, 2004	20,000,000	20,000	80,000	(7,336)	92,664

Warrant issued for 4,500,000 shares of common stock for services			291,595		291,595

Grant of common stock for services @ $0.20 per share	74,700	75	14,865		14,940

Grant of common stock for services @ $0.835 per share	40,000	40	33,360		33,400

Grant of common stock for acquisition of license @ $1.07 per share	200,000	200	213,800		214,000

Vesting of 3,473,332 stock options for services
@ $0.05 per share			192,916		192,916
@ $0.4125 per share			19,938		19,938

Shares issued pursuant to convertible Bridge notes on November 29, 2005	20,939,200	20,939	4,135,061		4,156,000

Recapitalization on November 29, 2005	79,820,840	79,821	(79,821)		0

Net loss for twelve months ending December 31, 2005				(2,717,307)	(2,717,307)

Balance at December 31, 2005	121,074,740	$121,075	$4,901,714	($ 2,724,643)	$2,298,146

(a) Retroactively adjusted to reflect the following;
(i) the two-for-one stock split effective February 8, 2006 and
(ii) the effect of the recapitalization on November 29, 2005.

See notes to financial statements

NaturalNano, Inc.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the twelve months	From inception December 22, 2004	From inception December 22, 2004
	ending	through	through
	December 31, 2005	December 31, 2004	December 31, 2005

Cash flows from operating activities:

Net loss	($2,717,307)	($7,336)	($2,724,643)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,748		4,748
Issuance of warrant for services	291,595		291,595
Issuance of common stock for services	48,340		48,340
Grant of stock options for services	212,854		212,854
Change in market value of Atlas Mining warrant	(90,000)		(90,000)
Changes in operating assets and liabilities:
(Increase) in prepaid halloysite materials	(124,650)	(125,000)	(249,650)
(Increase) in other current assets	(34,704)		(34,704)
Increase in accounts payable, accrued
payroll and accrued expenses	155,573		155,573
Increase in other liability	28,500		28,500
Net cash used in operating activities	(2,225,051)	(132,336)	(2,357,387)

Net cash used in investing activities
Purchase of property and equipment	(39,500)		(39,500)
Purchase of license	(100,000)		(100,000)
Net cash used in investing activities	(139,500)		(139,500)

Cash flows from financing activities:
Advances from related parties	409,451	32,336	441,787
Repayment of advances from related parties	(482,535)		(482,535)
Issuance of convertible notes	4,156,000		4,156,000
Issuance of common stock		100,000	100,000
Net cash provided by financing activities	4,082,916	132,336	4,215,252
Change in cash and cash equivalents and balance at end of period	$1,718,365	0	$1,718,365

Non-cash investing activities:
Common shares issued for Convertible notes	$4,156,000		$4,156,000
Acquisition of Atlas Mining warrant through Accrued expense	$180,000		$180,000
Acquisition of license through Common stock net of $100,000 cash	$214,000		$214,000

See notes to financial statements

NaturalNano, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

1.	PRINCIPAL BUSINESS ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The consolidated financial statements include the accounts of NaturalNano, Inc. (“NaturalNano”), a Nevada corporation, and its wholly owned subsidiary NaturalNano Research Inc. (“NN Research”) a Delaware corporation. All significant inter-company accounts and transactions have been eliminated in consolidation.

Description of the Business

NaturalNano (the “Company”), located in West Henrietta, New York, is a development stage company engaged in the discovery, refinement and commercialization of naturally occurring nanoscale materials. The Company’s current activities are directed toward research, development, production and marketing of its proprietary technologies relating to the extraction and separation of nanotubes from halloysite clay and the development of related commercial applications for:

•	material additives for polymers, plastics and composites
•	cosmetics and other personal care products
•	absorbent materials; and
•	pharmaceutical and medical device additives.

NaturalNano is in the development stage and is expected to remain so for at least the next twelve months. The Company has generated only nominal revenue, resulting from the sale of sample products, since its inception and is not expected to have any significant recurring revenues in the near future. The Company’s ability to continue in business is dependent upon obtaining sufficient financing or attaining profitable operations.

NaturalNano is domiciled in the state of Nevada as a result of the merger with Cementitious Materials, Inc. which was completed on November 29, 2005.

Cash Equivalents

Cash equivalents consist of money market securities with a maturity of three months or less when purchased. Cash equivalents are stated at cost plus accrued interest, which approximates market value.

Concentration of Credit Risk

The Company maintains cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses on these accounts.

Liquidity

As shown in the accompanying financial statements, the Company has incurred a loss from operations and negative cash flows from operations. During 2005, the Company’s growth was funded through a combination of convertible debt from private investors and cash advances from its majority stockholder Technology Innovations, LLC. The Company expects that it will need to raise additional capital to accomplish its business objectives in 2006. The Company will continually evaluate all funding options including additional offerings of its securities to private and institutional investors and other credit facilities as they become available. There can be no assurance as to the availability or terms upon which such financing alternatives might be available.

NaturalNano, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
Research and Development

Research and development costs are expensed in the period the expenditures are incurred. Capital assets acquired in support of research and development are capitalized and depreciated over their estimated useful life and related depreciation expense is included in research and development expense.

Intangible Assets

Licenses are initially measured and recorded based on their fair market value at the date of their acquisition. The Company evaluates the recoverability of identifiable intangibles whenever events or changes in circumstances indicate that an intangible asset’s carrying value may not be recoverable. Such circumstances could include, but are not limited to, a significant decrease in market value of the asset or a significant adverse change in the extent or manner in which an asset is used. The evaluation of potential asset impairment requires significant judgments about future cash flows over the life of the asset under evaluation and actual future results may differ from assumed and estimated amounts.

Property and Equipment

Property and equipment, at cost, consists of the following:

		Useful Life
Furniture and office equipment	$26,079	5 years
Computers and software	13,421	3 years
	39,500
Less accumulated depreciation	(4,748)

Property and equipment, net	$34,752

Depreciation of property and equipment is provided on a straight-line basis over the estimated useful lives of the related assets.

Costs of internally developed intellectual property rights with indeterminate lives are expensed as incurred.

Deferred Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply when the differences are expected to be realized. A valuation allowance is recognized if it is anticipated that some or all of the deferred tax asset may not be realized.

Loss Per Share

Basic loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per common share gives effect to dilutive options and warrants outstanding during the period. Shares to be issued upon the exercise of the outstanding options and warrants are not included in the computation of diluted loss per share as their effect is anti-dilutive. There were 14,310,000 shares underlying outstanding options and warrants which have been excluded from the calculation at December 31, 2005.

NaturalNano, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management. Actual results could differ from these estimates.

Stock Split

On January 27, 2006, the Company pursuant to a resolution of its Board of Directors acting under Section 78.207 of the Nevada General Corporation law filed a Certificate of Change to its Restated Articles of Incorporation to increase the number of authorized shares of our common stock, par value $0.001 per share, from 100 million shares to 200 million shares. This correspondingly increased the number of issued and outstanding shares of its common shares held by each stockholder of record as of February 8, 2006, the effective date of the Certificate of Change. The $0.001 par value was not changed as a result of this action.

In conjunction with this resolution, the board has authorized a two-for-one stock split of common stock affected in the form of a stock dividend to holders of record on February 8, 2006. Accordingly, all references to numbers of shares and to per share information in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.

Stock Options

The Company has elected to apply Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock options issued to employees (intrinsic value) and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation. Had the Company elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, the Company’s net loss and loss per common share for the twelve-month period ending December 31, 2005 would have been as follows:

Net loss as reported	($2,717,307)
Deduct: Total stock-based employee compensation
expense determined under fair-value-based method
for all awards, net of related tax effects	(221,699)

Pro Forma net loss	($2,939,006)

Basic and diluted loss per share as reported	($0.03)
Basic and diluted loss per share pro forma	($0.03)

The Company’s assumptions used to calculate the fair values of options re-issued as a result of the merger with Cementitious Materials, Inc. (“Cementitious”), which occurred on November 29, 2005, were as follows: (i) risk-free interest rate of 4.578%, (ii) expected life of the options of 4.9 years, (iii) expected stock price volatility of 90.48%, and (iv) expected dividends of zero.

NaturalNano, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004),”Share-Based Payment” (“SFAS No. 123R”), which replaces SFAS No. 123 and supersedes APB No. 25. SFAS No. 123R requires that compensation cost relating to share-based payment transactions be recognized in financial statements based on alternative fair value models. The pronouncement requires that the cost of share-based compensation be measured based on the fair value of the equity or liability instruments issued. Per APB No. 25, compensation expense was recognized only to the extent the fair value of common stock exceeded the stock option exercise price at the measurement date. The pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. SFAS No. 123R requires the benefits of tax deductions in excess of recognized compensation cost be reported as a financing cash flow item. The table above reflects the estimated impact that such a change in accounting treatment would have had on our net loss and loss per common share if the accounting pronouncement had been in effect during the year ended December 31, 2005. As of December 31, 2005, unvested compensation cost for stock options previously issued to employees was approximately $994,500 and will be recognized in future years 2006-2008. The unvested cost of stock options previously issued to non-employees was approximately $218,700 as of December 31, 2005 and will be revalued quarterly and charged to operations as the vesting occurs, which is when the required performance by the non-employees is complete.

The SEC delayed the effective date for implementation of SFAS No. 123R to the first fiscal year beginning after June 15, 2005. The Company will adopt SFAS No. 123R effective January 1, 2006.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2.	COOPERATIVE RESEARCH AGREEMENTS

The Company has cooperative research and development agreements with three universities and an independent laboratory to jointly test and further develop commercial applications for naturally occurring nanomaterials. These agreements generally cover shared research personnel and facilities for a period of twelve to twenty-four months with termination provisions requiring 30 days advance written notice. These agreements are subject to confidentiality clauses and include provisions relating to the ownership and the right to use any jointly developed intellectual property. Minimum future payments required under these agreements are as follows:

For the year ending December 31, 2006	$62,569

3.	RELATED PARTY RESEARCH AGREEMENT

On May 25, 2005, the Company entered into a joint research agreement with Nanolution, LLC, a wholly owned subsidiary of Biophan Technologies, Inc. (“BTI”). BTI is related to the Company’s majority stockholder, Technology Innovations, LLC, through common ownership. This agreement covers the exchange of ideas in support of a new drug delivery capability. NaturalNano has secured the rights to non-medical applications and is developing the separation capabilities needed to support this drug delivery application. The term of this agreement shall continue until the desired technology becomes commercially viable or until mutually terminated by both parties.

All medical uses and inventions that arise as a result of this agreement will be owned by Nanolution, LLC and all purification processes for raw halloysite and non-medical applications will be owned by the Company.

NaturalNano, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

4.	AGREEMENTS WITH TECHNOLOGY INNOVATIONS, LLC

Technology Innovations, LLC (“TI”) is our majority stockholder with a beneficial ownership of 53.8% of our outstanding common stock as of December 31, 2005. TI is a New York limited liability corporation established in 1999 to develop intellectual property assets.

TI founded NaturalNano, Inc., a Delaware corporation on December 22, 2004, with an initial cash contribution of $100,000 for all the outstanding shares of common stock. On July 1, 2005, the Company granted 1 million stock options to TI with an exercise price of $0.05 per share. This exercise price reflects the estimated fair market value of these options on the date of grant as determined by the Company’s Board of Directors. This option grant has a ten-year term and as such expires on July 1, 2015. Under the vesting schedule, the options vest one-half on the date of grant and the balance on the first anniversary of the grant.

On April 27, 2005, the Company entered into an exclusive, field of use limited license agreement (the “License Agreement”) with its majority stockholder, Technology Innovations, LLC. This agreement grants the Company an exclusive world-wide license to make, use and sell the products developed under these patents. The License Agreement covers several patent applications and provisional patents owned by Technology Innovations, LLC that will expire at various future dates. The Company also has the right to grant sublicenses to third parties under the agreement. Future minimum royalty payments of $6,250 per quarter are required under the terms of this agreement, commencing in the calendar quarter that the first patent is issued.

On December 29, 2004 the Company entered into a Line of Credit Agreement and a Promissory Note with its majority stockholder, Technology Innovations, LLC. This Line of Credit allowed for borrowings of up to $500,000 for working capital purposes and included an interest rate of 8% per annum. This agreement expired on December 31, 2005.

During the first quarter of 2005, TI paid $10,400 in fees for licensing and business strategy consultations, to a firm owned by the Company’s president. During fiscal 2005, our President and our Chief Technology Officer provided technical consultations to an affiliate, Biophan Technologies, Inc. (“Biophan”). Biophan is an entity related to TI through common ownership. In connection with these consulting services, Biophan reimbursed the Company $16,500 and $5,077 for these services respectively which represented the cost of the salary and benefits for the proportionate time spent consulting.

5.	LICENSE AGREEMENT

On December 31, 2005, the Company entered into a licensing agreement for the rights to a patented technology in the field of electronics shielding. This license agreement calls for royalties and revenue sharing upon NaturalNano’s sale of licensed products utilizing this technology or in instances of sublicense agreements. The license agreement includes $12,500 in minimum quarterly royalty payments beginning in the first quarter of 2010, annual reporting of progress made on product development and various confidentiality elements. This agreement shall remain in effect until the expiration date of the last-to-expire related patent that is cited in the agreement, which is currently projected to be in fiscal year 2014.

In consideration for the rights granted to NaturalNano under this agreement, the Company paid $100,000 in cash and issued 200,000 shares of common stock valued at $1.07 per share upon execution of this agreement. If during the eight-month period ending August 31, 2006, the licensor has not realized at least $150,000 in net consideration from the sale of these shares, the licensor shall have the right to payment by the Company for any shortfall.

The license was recorded as a non-current asset at December 31, 2005 and will be amortized on a straight line basis over an estimated useful life of nine years ending in fiscal year 2014. The related amortization expense for this license agreement is $34,900 annually for each twelve-month period beginning in fiscal 2006. Future royalty payments resulting from this agreement will be expensed as incurred.

NaturalNano, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

6.	TRANSACTIONS WITH ATLAS MINING COMPANY

On December 29, 2004, the Company contracted with Atlas Mining Company (OTC BB: ALMI) in Utah for the purchase of 500 tons of processed halloysite nanotubes. The Company paid $250,000 to a designated distributor of Atlas Mining with an additional $100,000 payable when commercial shipments in excess of $250,000 are achieved. As additional consideration, NaturalNano will pay 10% of the resale cash proceeds received from unaffiliated third parties in instances where the purchase price is in excess of $700 per ton up to a maximum of $2,000 per ton.

The December 31, 2005 balance sheet reflects $249,650 in prepaid halloysite to be delivered in future periods for the Company’s use in our research programs and for customer evaluation. The Company believes this prepaid commitment from Atlas Mining for the future delivery of processed halloysite nanotubes will be satisfied in the next twelve months. Payments made by the Company in accordance with this agreement are presented as prepaid expenses and will be recorded as inventory upon receipt of the processed nanotubes. Research and development expenses are recognized in the period the nanotubules are used in the development of proprietary applications and processes and cost of goods sold will be charged as customer shipments are made.

On January 28, 2005, NaturalNano was issued a two-year warrant for the right to acquire 750,000 shares of Atlas Mining common stock at $.40 per share. This warrant expires two years from the original issue date which will be January 28, 2007. The Company accounts for this warrant as a free-standing derivative and, accordingly, has recorded the warrant as an asset at its fair market value. The Company recognizes all changes in fair market value in its statement of operations. The fair value of this asset on January 28, 2005 and at December 31, 2005 was estimated at $180,000 and $270,000, respectively. The warrant was recorded as a non-current asset at January 28, 2005 with an offsetting liability included in accrued expenses. The liability is being amortized over the two-year period commencing January 28, 2005 and reflects the Company’s performance of future research and development efforts which are expected to benefit both NaturalNano and Atlas Mining. During 2005, $90,000 of this liability has been offset against research and development expenses in the accompanying statements of operations. At December 31, 2005, the remaining liability, included in accrued expenses, is $90,000.

The fair value of the Atlas Mining warrant has been measured using the Black-Scholes valuation model on January 28, 2005 and December 31, 2005 and was estimated at $180,000 and $270,000, respectively. The Black-Scholes assumptions used in estimating fair market value of the warrant at each of these dates are as follows:

	January 28, 2005	December 31, 2005
Risk-free interest rate	3.2%	4.3%
Expected life of the warrant-days	730	393
Expected stock price volatility	115%	86%
Expected dividends	Zero	Zero

At December 31, 2005, the warrant was marked-to-market at $270,000 with the change in fair market value recorded as investment income.

NaturalNano, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

7.	INCOME TAXES

As of December 31, 2005, the Company had a net operating loss carryforward, for federal income tax purposes, of approximately $2,724,600. The Company recorded a deferred income tax asset for the tax effect of the net operating loss carryforward of approximately $926,400. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at December 31, 2005.

8.	STOCKHOLDERS’ EQUITY

On November 29, 2005, the Company completed a recapitalization as a result of the reverse merger with Cementitious Materials, Inc. (a public shell company). Under the merger agreement, the Company merged into a newly formed subsidiary of Cementitious with NaturalNano, Inc. being the surviving entity. The components of the recapitalization are presented below.

	Common Shares	Common Stock	Additional Paid In Capital	Accumulated Deficit	Stockholders’ Equity
CMI equity outstanding at November 29, 2005	9,982,084	$9,982	$357,483	($367,465)	0
Cancellation of NN shares as of November 29, 2005	(20,000,000)	(20,000)	(80,000)		(100,000)
Issuance of new shares to NN stockholders	89,838,756	89,839	10,161		100,000
Elimination of CMI accumulated deficit			(367,465)	367,465	0
Recapitalization	79,820,840	$79,821	($79,821)	0	0

In connection with the merger, Technology Innovations, LLC, the Company’s majority stockholder exchanged each of its outstanding shares for 4.492 shares of Cementitious stock for an aggregate of 89,838,756 shares. Each of the Company’s previously outstanding options and warrants were cancelled and replaced with the same number of options and warrants of Cementitious with rights to acquire common stock at economic and contractual terms consistent with the rights as defined in the original NaturalNano option and warrant agreements. The original options were not modified to accelerate vesting or extend the term of the new options.

As a result of the merger, the Company also issued 20,939,200 shares of common stock in accordance with the convertible bridge notes at a conversion price of $0.20 per share. The per share conversion price of $0.20 was the estimated fair market value of the common stock on the date this convertible debt was issued, as determined by the Company’s Board of Directors. The closing market price per common share on November 29, 2005 was $0.625.

The Company received $225,000 in financial consulting services from SBI USA, LLC for which payment was satisfied through the issuance of 4,500,000 common stock warrants. These warrants have an exercise price of $0.115 per share were fully vested as of the March 31, 2005 issuance date and had an original expiration date of March 31, 2006. On December 19, 2005, the Board of Directors extended the expiration date of this instrument to March 31, 2007. As a result, the Company recorded $66,595 as an incremental cost for these services reflecting the estimated fair market value associated with the term extension, as calculated using the Black-Scholes valuation method. The assumptions used in this valuation were as follows: (i) risk-free interest rate of 4.49%, (ii) expiration date of the warrant of March 31, 2007, (iii) expected volatility of 113.2%, and (iv) expected dividends of zero.

The consulting expenses relating to these warrants were provided during the first quarter of 2005 and have been included in general and administrative expenses in the accompanying statements of operations. None of these warrants had been exercised as of December 31, 2005. Neither these warrants nor the common stock issuable upon exercise of the warrants, have been registered under the Securities Act of 1933.

NaturalNano, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

9.	STOCK-BASED COMPENSATION PLAN

The Company has a stock option plan (the “Plan”) which provides for the granting of nonqualified or incentive stock options (“ISO”) to officers, key employees, non-employee directors and consultants. The Plan authorizes the granting of options to acquire up to 14,000,000 common shares. ISO grants under the Plan are exercisable at the market value of the Company’s stock on the date of the grant. Nonqualified options under the Plan are exercisable at amounts determined by the Board. All options under the Plan are exercisable at times as determined by the Board, not to exceed 10 years from the date of grant. Additionally, the Plan provides for the granting of restricted stock to officers and key employees.

During 2005, the Company’s Board of Directors granted stock options at fair market value, which was estimated by the Board of Directors at $0.05 per share on the date of the grant, to purchase 9,900,000 shares of the Company’s common stock at $0.05 per share. These stock options were re-issued, in connection with the merger with Cementitious on November 29, 2005, without modification to the original terms and conditions. The weighted-average fair value of the re-issued options on November 29, 2005, determined using the Black- Scholes valuation method was $0.4125 per option. During 2005, a total of 90,000 shares previously issued option grants were forfeited resulting in 9,810,000 options outstanding December 31, 2005 with 4,940,000 options exercisable as of the end of the year.

During 2005, the Company granted 4,436,666 stock options to non-employees, including 30,000 options to each member of our Scientific Advisory Board and one million to our majority stockholder Technology Innovations, LLC. The grant to Technology Innovations was made on July 1, 2005 at an estimated fair market value of $0.05 per share (as estimated by our Board of Directors on that date) with half of the options vesting at the date of grant and the balance on the first anniversary of the grant and includes an expiration date ten years from the date of grant.

A total of 3,473,332 of these non-employee option grants were vested as of December 31, 2005. The fair value of the stock options granted to non-employees has been recorded as expense of $212,854 in the accompanying statement of operations. The fair market value of non-employee options was estimated by the Board of Directors for grants made prior to the merger and determined utilizing the Black-Scholes valuation method for all grants made subsequent to the merger. The Black-Scholes valuation method was used to update the fair market value of these options at each subsequent vesting date.

10.	CONVERTIBLE BRIDGE NOTES

As a result of the merger on November 29, 2005, $4,156,000 in Convertible Bridge Notes (the “Notes”) were converted into 20,939,200 shares of the Company’s common stock. These notes included a mandatory conversion feature whereby $800,000 in debt was converted into 4,159,200 common shares and $3,356,000 in debt was converted into 16,780,000 shares of common stock in connection with the Cementitious Materials, Inc. merger which was completed on November 29, 2005.

The Notes included an accrued interest provision of 8% per annum, generally beginning six months after the date of issuance. No interest was accrued or paid on these notes since all of this outstanding debt was satisfied with the conversion into common stock coincident with the merger.

NaturalNano, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

11.	LEASE OBLIGATION

On May 13, 2005, the Company entered into an operating lease agreement for office space expiring May 31, 2008. At any time after May 31, 2006, the Company may terminate the lease upon ninety days prior written notice to the landlord. On January 17, 2006, the Company entered into an operating lease agreement, expiring in 2009, for approximately 2000 square feet in connection with the establishment of a research lab in Rochester, New York. The Company is also responsible for a pro rata allocation of the operating costs of this facility, to be assessed annually by the landlord. Following are the minimum future payments under these lease agreements:

For each of the years ending December 31:
2006	$83,807
2007	89,369
2008	57,372

$230,548

NaturalNano, Inc.
(A Development Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
NaturalNano, Inc.

We have reviewed the accompanying condensed consolidated balance sheet of NaturalNano, Inc. (a development stage company controlled by Technology Innovations, LLC) (the "Company") as of March 31, 2006, and the related condensed consolidated statements of operations, stockholders’ equity and cash flows for the three-month periods ended March 31, 2006 and 2005 and the amounts in the cumulative column in the condensed consolidated statements of operations and cash flows for the period from December 22, 2004 (inception) to March 31, 2006. These interim financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board, the consolidated balance sheet of NaturalNano, Inc. as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended and the cumulative amounts from December 22, 2004 (inception) to March 31, 2006. In our report dated February 8, 2006 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of March 31, 2006, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 24, 2006, except for Note 4,
as to which the date is May 10, 2006

 NaturalNano, Inc.
(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEET

	March 31,	December 31,
	2006	2005
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$876,747	$1,718,365
Prepaid halloysite materials	249,650	249,650
Other current assets	44,123	34,704
Due from related parties	69,536	40,748
Total current assets	1,240,056	2,043,467

Atlas Mining warrant	601,800	270,000
License, net of amortization	305,278	314,000
Property and equipment, net	62,185	34,752
Total Assets	$2,209,319	$2,662,219

Liabilities and Stockholders' Equity

Liabilities
Current liabilities:
Accounts payable	$62,254	$24,093
Accrued payroll	135,439	73,164
Accrued expenses	133,280	238,316
Total current liabilities	330,973	335,573

Other liability	32,500	28,500
Total Liabilities	363,473	364,073

Stockholders’ Equity
Preferred Stock - $.001 par value, 10,000,000 shares authorized, no shares issued
Common stock - $.001 par value
Authorized 200,000,000 shares
Issued and outstanding 121,474,740 and 121,074,740 shares, respectively	121,475	121,075
Additional paid in capital	5,479,936	4,901,714
Deficit accumulated in the development stage	(3,755,565)	(2,724,643)
Total stockholders' equity	1,845,846	2,298,146
Total liabilities and stockholders' equity	$2,209,319	$2,662,219

See notes to financial statements

NaturalNano, Inc.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

			From inception
	For the three months ending		December 22, 2004
			through
	March 31, 2006	March 31, 2005	March 31, 2006

Income:

Sample revenue			$ 500

Operating expenses:

Research and development (a)	$461,121	$67,449	1,032,140
General and administrative (a)	914,475	392,577	3,172,734
	1,375,596	460,026	4,204,874

Loss from Operations	(1,375,596)	(460,026)	(4,204,374)

Other income:
Interest income, net	12,874		27,009
Change in unrealized gain on warrant	331,800	52,500	421,800
	344,674	52,500	448,809

Net loss	$(1,030,922)	$(407,526)	$(3,755,565)

Loss per common share - basic and diluted	$(0.01)	$(0.02)

Weighted average shares outstanding	121,079,184	20,000,000

(a)  For the three months ended March 31, 2006, stock based compensation expense included in the Statement of Operations was as follows:
•  Research and development expense $233,586
•  General and administrative expense $325,036.

See notes to financial statements

NaturalNano, Inc.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
Period from December 22, 2004 (inception) to March 31, 2006

	Common Stock		Additional Paid-in	Deficit Accumulated during the Development	Stockholders’
December 22, 2004	Shares	Amount	Capital	Stage	Equity
20,000,000 shares issued for cash @ $.005 per share	20,000,000	$20,000	$80,000		$100,000
Net loss from inception through December 31, 2004				($7,336)	(7,336)
Balance at December 31, 2004	20,000,000	20,000	80,000	(7,336)	92,664

Warrant issued for 4,500,000 shares of common stock for services			291,595		291,595
Grant of common stock for services and property: @ $0.20 per share	74,700	75	14,865		14,940
@ $0.835 per share	40,000	40	33,360		33,400
@ $1.07 per share	200,000	200	213,800		214,000
Vesting of stock options:
@ $0.05 per share			192,916		192,916
@ $0.4125 per share			19,938		19,938
Shares issued pursuant to convertible bridge notes on November 29, 2005	20,939,200	20,939	4,135,061		4,156,000
Recapitalization on November 29, 2005	79,820,840	79,821	(79,821)		0
Net loss for twelve months ending December 31, 2005				(2,717,307)	(2,717,307)

Balance at December 31, 2005	121,074,740	121,075	4,901,714	(2,724,643)	2,298,146
(UNAUDITED)
Stock options @ $0.4125 per share			244,672		244,672
@ $0.8955 per share			313,950		313,950
Exercise of stock options	400,000	400	19,600		20,000
Net loss for three months ending March 31, 2006				(1,030,922)	(1,030,922)

Balance at March 31, 2006	121,474,740	$121,475	$5,479,936	($3,755,565)	$1,845,846

See notes to financial statements

NaturalNano, Inc.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

			From inception
	For the three months ending		December 22, 2004
			through
	March 31, 2006	March 31, 2005	March 31, 2006

Cash flows from operating activities:
Net loss	$(1,030,922)	$(407,526)	$(3,755,565)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,668		16,416
Issuance of warrant for services		225,000	291,595
Issuance of common stock for services			48,340
Grant of stock options for services	558,622	132,500	771,476
Change in unrealized gain on warrant	(331,800)	(52,500)	(421,800)
Changes in operating assets and liabilities:
(Increase) in prepaid halloysite materials			(249,650)
(Increase) in other current assets	(9,419)		(44,123)
Increase in accounts payable, accrued
payroll and accrued expenses	(4,600)	36,124	150,973
Increase in other liability	4,000		32,500
Net cash used in operating activities	(802,451)	(66,402)	(3,159,838)
Net cash used in investing activities :
Purchase of property and equipment	(30,379)	(2,522)	(69,879)
Purchase of license			(100,000)
Net cash used in investing activities	(30,379)	(2,522)	(169,879)
Cash flows from financing activities:
Advances from related parties	26,320	68,924	468,107
Repayment of advances from related parties	(55,108)		(537,643)
Issuance of convertible notes			4,156,000
Issuance of common stock			100,000
Proceeds from exercise of stock options	20,000		20,000
Net cash provided by (used in) financing activities	(8,788)	68,924	4,206,464

Increase (decrease) in cash and cash equivalents	(841,618)	0	876,747
Cash and cash equivalents at beginning of period	1,718,365	0	0
Cash and cash equivalents at end of period	$876,747	$0	$876,747

Non-cash investing activity:
Common shares issued for convertible notes			$4,156,000
Acquisition of Atlas Mining warrant through accrued expense		$180,000	$180,000
Acquisition of license through common stock net of $100,000 cash			$214,000

See notes to financial statements

NaturalNano, Inc.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

1. PRINCIPAL BUSINESS ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Statements

The condensed consolidated financial statements as of March 31, 2006 and for the three months ended March 31, 2006 and 2005 are unaudited. However, in the opinion of management of the Company, these financial statements reflect all adjustments, consisting solely of normal recurring adjustments, necessary to present fairly the financial position and results of operations for such interim periods. The results of operations for the interim periods presented are not necessarily indicative of the results to be obtained for a full year. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2005.

Stock Split

On January 27, 2006, the Company, pursuant to a resolution of its Board of Directors acting under Section 78.207 of the Nevada General Corporation law, filed a Certificate of Change to its Restated Articles of Incorporation to increase the number of authorized shares of its common stock, par value $0.001 per share, from 100 million shares to 200 million shares. This correspondingly increased the number of issued and outstanding shares of its common shares held by each stockholder of record as of February 8, 2006, the effective date of the Certificate of Change. The $0.001 par value was not changed as a result of this action.

In conjunction with this resolution, the Board authorized a two-for-one stock split of common stock effected in the form of a stock dividend to holders of record on February 8, 2006. Accordingly, all references to numbers of shares and to per share information in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.

Basis of Consolidation

The consolidated financial statements include the accounts of NaturalNano, Inc. ("NaturalNano"), a Nevada corporation and its wholly owned subsidiary, NaturalNano Research Inc. (“NN Research”) a Delaware corporation collectively referred to as the "Company." All significant inter-company accounts and transactions have been eliminated in consolidation.

Description of the Business

The Company is located in West Henrietta, New York, and is a development stage company engaged in the discovery, refinement and commercialization of naturally occurring nanoscale materials. The Company’s current activities are directed toward research, development, production and marketing of its proprietary technologies relating to the extraction and separation of nanotubes from halloysite clay and the development of related commercial applications for:

•  material additives for polymers, plastics and composites,
•  cosmetics and other personal care products,
•  absorbent materials and
•  pharmaceutical and medical device additives.

NaturalNano, Inc.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

NaturalNano is expected to remain a development stage company for at least the next twelve months. The Company has generated only nominal revenue, resulting from the sale of sample products, since its inception and is not expected to have any significant recurring revenues in the near future. The Company’s ability to continue in business is dependent upon obtaining sufficient financing or attaining profitable operations.

Cash Equivalents

Cash equivalents consist of money market securities with a maturity of three months or less when purchased. Cash equivalents are stated at cost plus accrued interest, which approximates market value.

Concentration of Credit Risk

The Company maintains cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses on these accounts.

Liquidity

As shown in the accompanying financial statements, the Company has incurred a loss from operations and negative cash flows from operations. Since inception, the Company’s growth has been funded through a combination of convertible debt from private investors and cash advances from its majority stockholder Technology Innovations, LLC. The Company expects that it will need to raise additional capital to accomplish its business objectives and will continually evaluate all funding options including additional offerings of its securities to private and institutional investors and other credit facilities as they become available. There can be no assurance as to the availability or terms upon which such financing alternatives might be available.

March 30, 2006 Stock Purchase Agreement

On March 30, 2006, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with SBI Brightline, LLC XIII, a California limited liability company (“SBI”). Pursuant to the Stock Purchase Agreement SBI is obligated to purchase, on the dates the Company elects, up to 10,500,000 shares of common stock for an aggregate purchase price of $15,500,000. The shares are to be sold in five tranches (the first tranche consisting of 2,500,000 shares and the other four tranches consisting of 2,000,000 shares each) at increasing per share purchase prices ranging from $1.20 to $1.75 (for a weighted average price of $1.47 per share) as follows:

	Number of Shares	Purchase Price per Share
Tranche 1	2,500,000 shares	$1.20
Tranche 2	2,000,000 shares	$1.35
Tranche 3	2,000,000 shares	$1.50
Tranche 4	2,000,000 shares	$1.65
Tranche 5	2,000,000 shares	$1.75

Except for the requirement to sell the tranches in order and the requirement that the resale of the shares be registered as described below, there is no limitation on when the Company may require SBI to purchase the shares included in any tranche. The Company is not obligated to sell any shares to SBI unless and until the Company elects to do so. SBI is not obligated to purchase shares pursuant to the Stock Purchase Agreement unless the resale of the shares by SBI is covered by an effective registration statement under the Securities Act of 1933. On April 5, 2006, the Company filed a egistration statement on Form SB-2 covering the shares issuable to SBI; the registration statement has not yet been declared effective. SBI has not purchased any shares or related warrants in connection with this agreement.

NaturalNano, Inc.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

The Company expects to exercise its right to sell shares to SBI when and as the Company deems necessary to fund its ongoing business operations and development activities, based on cash requirements, revenues from operations, third party research support, licenses and potential strategic investments, and the availability of debt or equity financing from other sources on more favorable terms.

In connection with the Stock Purchase Agreement, on March 30, 2006 the Company issued to SBI a Warrant for the purchase of up to 3,300,000 shares of Common Stock at exercise prices ranging from $1.20 to $1.75. The Warrant expires on March 29, 2008, and may be exercised only if, and to the extent, that the tranches of shares covered by the Stock Purchase Agreement are issued and sold to SBI. The Warrant may be exercised with respect to 785,715 shares (at an exercise price of $1.20 per share) upon the completion of the sale of the first tranche under the Stock Purchase Agreement and with respect to additional tranches of 628,572 shares each (at exercise prices ranging from $1.35 to $1.75) upon completion of each successive tranche. The Warrant may not be exercised if and to the extent that immediately following such exercise the holder thereof would beneficially own 5% or more of the Company’s outstanding common stock. The Warrant may be exercised in cash or by cashless exercise involving the surrender of a portion of the Warrant (valued at the then-current market price of common stock) in lieu of cash payment.

These Warrants are treated as un-issued for accounting purposes because they are unvested and forfeitable in the event of non-performance. In addition, SBI is not subject to a penalty in the event of non-performance.

Research and Development

Research and development costs are expensed in the period the expenditures are incurred. Capital assets acquired in support of research and development are capitalized and depreciated over their estimated useful life and related depreciation expense is included in research and development expense.

Intangible Assets

Licenses are initially measured and recorded based on their fair market value at the date of their acquisition. The Company evaluates the recoverability of identifiable intangibles whenever events or changes in circumstances indicate that an intangible asset’s carrying value may not be recoverable. Such circumstances could include, but are not limited to, a significant decrease in market value of the asset or a significant adverse change in the extent or manner in which an asset is used. The evaluation of potential asset impairment requires significant judgments about future cash flows over the life of the asset under evaluation and actual future results may differ from assumed and estimated amounts.

Property and Equipment

Depreciation of property and equipment is provided on a straight-line basis over the estimated useful lives of the related assets.

Costs of internally developed intellectual property rights with indeterminate lives are expensed as incurred.

NaturalNano, Inc.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

Deferred Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply when the differences are expected to be realized. A valuation allowance is recognized if it is anticipated that some or all of the deferred tax asset may not be realized.

Loss Per Share

Basic loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per common share gives effect to dilutive options and warrants outstanding during the period. Shares to be issued upon the exercise of the outstanding options and warrants are not included in the computation of diluted loss per share as their effect is anti-dilutive. There were 17,210,000 shares underlying outstanding options and warrants which have been excluded from the calculation at March 31, 2006.

Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management. Actual results could differ from these estimates.

Stock Options

The Company has a stock option plan which provides for the granting of nonqualified or incentive stock options to officers, key employees, non-employee directors and consultants. The terms and vesting schedules for share-based awards vary by type of grant and the employment status of the grantee. Generally, the awards vest based upon time-based conditions.

On January 1, 2006, the Company adopted the stock option expensing rules of Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment,” using the fair value recognition provisions of FAS No. 123, “Accounting for Stock-Based Compensation” For stock options already granted. The Company utilized the modified prospective approach of adoption under SFAS No. 123R which resulted in the recognition of $244,672 of compensation cost for the quarter ended March 31, 2006. Results for prior periods have not been restated. As of March 31, 2006, unvested compensation cost for stock options previously issued to employees, is approximately $749,800 and will be recognized through calendar year 2008.

The fair value of each stock option grant has been determined using the Black-Scholes model. The model considers assumptions related to exercise price, expected volatility, risk-free interest rate, and the weighted average expected term of the stock option grants. Expected volatility assumptions utilized in the model were based on volatility of the Company’s stock price from December 1, 2005 through December 31, 2005. The risk-free rate is derived from the U.S. treasury yield. The company used a weighted average expected term. The following assumptions were used in the Black-Scholes model in estimating the fair market value of the Company’s stock option grants: (i) risk-free interest rate of 4.578%, (ii) expected life of the options of 4.9 years, (iii) expected stock volatility of 90.48%, and (iv) expected dividends of zero.

These assumptions resulted in an estimated fair-market value per share of $0.4125. The ultimate value of the options will depend on the future price of the Company’s common stock, which cannot be forecast with reasonable accuracy. No income tax benefits were recognized due to the Company’s net operating loss carryforward position.

NaturalNano, Inc.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

A summary of changes in the stock options outstanding as of the three-month period ended March 31, 2006 is presented below:

	Number of Options	Weighted-Average Exercise Price

Outstanding at December 31, 2005	9,810,000	$0.05
Granted	0
Exercised	400,000	$0.05
Canceled
Outstanding at March 31, 2006	9,410,000	$0.05

Exercisable at March 31, 2006	6,423,334	$0.05

As of March 31, 2006, the aggregate intrinsic value of stock options outstanding was $16,655,700 with a weighted average remaining term of 8.70 years. The aggregate intrinsic value of stock options exercisable at March 31, 2006 was $11,369,301, with a weighted-average remaining term of 9.04 years. As of March 31, 2006, the Company has 4,190,000 shares available for future stock option grants.

The Company previously accounted for its employee stock option plan under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, no stock-based employee compensation cost was reflected in the statement of operations in reporting periods prior to the first quarter of 2006, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under FAS 123, the Company’s net loss and per share results would have been adjusted to the pro forma amounts indicated below:

Three months ended March 31, 2005
Net Loss, as reported	($407,526)
Deduct: Total stock-based employee compensation expense determined under fair-value-based method	(63,333)
Pro Forma Net Loss	($470,859)

Basic and diluted loss per share as reported	($0.02)
Basic and diluted loss per share pro forma	($0.02)

The Company’s Board of Directors estimated the fair market value of stock option grants made during the first quarter of 2005 at $0.05 per share.

The fair value of stock options granted to non-employees has been recorded as an expense, of $313,950 for the quarter ending March 31, 2006, and reflects the increase in fair market value since the prior reporting period, calculated using the Black-Scholes valuation approach. Using the current fair market value of these non-employee options, the unvested cost for stock options previously issued to non-employees is approximately $150,300 and will be re-valued quarterly and charged to operations as the vesting occurs in 2006, which is when the required performance by non-employees is complete.

NaturalNano, Inc.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2. ATLAS MINING WARRANT

On January 28, 2005, NaturalNano received a warrant for the right to acquire 750,000 shares of Atlas Mining common stock at $.40 per share. This warrant expires two years from the original issue date which will be January 28, 2007. The Company accounts for this warrant as a free-standing derivative and, accordingly, has recorded the warrant as an asset at its fair market value. The Company recognizes all changes in fair market value during the reporting period in its statement of operations.

The fair value of the warrant has been measured using the Black-Scholes valuation model on December 31, 2005 and at March 31, 2006 and was estimated at $270,000 and $601,800, respectively. The Black-Scholes assumptions used in estimating fair market value of the warrant at March 31, 2006 are as follows:
(i) risk-free interest rate of 4.73%, (ii) expected life of the warrant of 301 days, (iii) expected stock price volatility of 79.11%, and (iv) expected dividends of zero.

During the first quarter of 2006, $331,800 of other income was included in the statement of operations reflecting the unrealized gain from changes in fair market value of this warrant since December 31, 2005.

3. STOCKHOLDER’S EQUITY

On February 2, 2006 the Company issued an aggregate of 314,700 shares of common stock to three entities in consideration for certain leasehold improvements, licensing rights and consulting services provided during 2005. The issuance of the common stock has been recorded in 2005. This issuance included: 40,000 shares to High Technology of Rochester, Inc., our landlord, in consideration for certain leasehold improvements valued at $33,400; 74,700 shares to Medienimpuls GmbH as payment for consulting services valued at $14,940; and 200,000 shares to Ambit Corporation in connection with the license of certain patented technology. The number of shares issued and the fair market value of the stock issued was determined based upon the fair market value at the time the related assets and services were received by the Company.

4. SUBSEQUENT EVENT

On May 10, 2006, Technology Innovations, LLC, the Company’s majority stockholder, committed to provide NaturalNano with a $1 million credit facility at terms the Company believes to be competitive to comparable transactions in the event such credit is needed.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under Nevada Revised Statutes Section 78.138, a director or officer is generally not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that:

•	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

•	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of NaturalNano will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in the performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of NaturalNano or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

As permitted by Nevada law, NaturalNano’s By-Laws include a provision which provides for indemnification of a director or officer by NaturalNano against expenses, judgments, fines and amounts paid in settlement of claims against the director or officer arising from the fact that he was a director or officer, provided that the director or officer acted in good faith and in a manner he believed to be in or not opposed to the best interests of NaturalNano. NaturalNano has purchased insurance under a policy that insures both NaturalNano and its officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

SEC registration fee	$8,500
Printing and engraving expenses	1,000
Legal and accounting fees and expenses	70,000
Total	$79,500

All amounts in the above table are estimated except the SEC registration fee. None of the expenses will be paid by the selling stockholders.

Item 26. Recent Sales of Unregistered Securities

I. Prior to the Merger (described below), NN Research issued the following securities without registration under the Securities Act of 1933, all of which were issued in private placements not involving a public offering and in reliance on the exemption from the registration requirements of such Act provided in Section 4(2) thereof.

a.	In connection with is organization, on December 22, 2004 NN Research issued 10,000,000 shares of its Common Stock to Technology Innovations, Inc. for an aggregate purchase price of $100,000.

b.
On the dates indicated, NN research granted options under its 2004 Stock Option Plan to the following officers, directors, employees and consultants for the purchase of the number of shares of its Common Stock (all at an exercise price of $0.10 per share):

Option Holder	Number of Shares	Date of Grant
S. MacDonald	75,000	3/1/2005
R. Wood	75,000	3/1/2005
J. Helfer	75,000	3/1/2005
S. Katz	100,000	3/1/2005
B. Jacobson	250,000	3/1/2005
D. Roeder	50,000	3/1/2005
R. Price	250,000	3/1/2005
M. Mahler	200,000	3/1/2005
M. Riedlinger	1,500,000	3/1/2005
S. Cooper	300,000	3/1/2005
J. Lanzafame	200,000	3/1/2005
A. Angelica	50,000	3/1/2005
M. Weiner	200,000	3/1/2005
N. McDonald	25,000	3/1/2005
C. Hotchkiss	25,000	3/1/2005
K. Browne	200,000	3/1/2005
J. Hammond	50,000	3/1/2005
J. Hurd	100,000	3/1/2005
L. Martin	25,000	4/4/2005
R. Corkery	15,000	7/1/2005
E. Gianellis	15,000	7/1/2005
R. Kurzweil	15,000	7/1/2005
R. Price	15,000	7/1/2005
Technology Innovations, LLC	500,000	7/1/2005
K. Browne	200,000	7/1/2005
Burnet Consulting	200,000	7/1/2005
P. LeFrois, Jr.	100,000	7/21/2005
R. Drew	20,000	7/27/2005
A. Wagner	100,000	8/1/2005
S. DeRoller	20,000	8/3/2005

c.
On March 31, 2005, NN Research issued to SBI USA, LLC a warrant for the purchase of 2,250,000 shares of its Common Stock at a purchase price of $0.23 per share. The warrant was issued in connection with the performance by SBI USA of consulting services for NN Research. NN Research attributed a value of $291,595 to the warrant.

d.	Between June 13, 2005 and September 9, 2005, NN Research issued Convertible Promissory Notes having an aggregate face amount of $4,156,000 to a total of 59 individuals and investors.

II. On November 29, 2005, pursuant to an Agreement and Plan of Merger, dated as of September 26, 2005 (the “Merger Agreement”) by and among Cementitious Materials, Inc., a Nevada corporation, (the “Company”), Cementitious Acquisitions, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and NaturalNano, Inc., a Delaware corporation now known as NaturalNano Research, Inc. (“NN Research”), Merger Sub was merged with and into NN Research, with NN Research surviving as a wholly-owned subsidiary of the Company (the “Merger”). Immediately following the Merger, the Company changed its name to “NaturalNano, Inc.” Pursuant to the Merger Agreement, we issued the following securities to former security holders of NN Research, without registration under the Securities Act of 1933 in reliance on the exemption provided in Section 4(2) of such Act:

a.	89,838,756 shares of our Common Stock to the former stockholders of NN Research in exchange for all of the issued and outstanding Common Stock of NN Research.

b.
20,939,200 shares of our Common Stock in consideration for the conversion of $4,156,000 face amount of outstanding NN Research Convertible Promissory Notes which were, by their terms, automatically converted at the effectiveness of the Merger.

c.
Options and warrants for the purchase of an aggregate of 14,400,000 shares of our common stock to the holders of outstanding NN Research options and warrants (identified above), in consideration of the cancellation of such options and warrants.

III. On February 2, 2006 we issued an aggregate of 314,700 shares of our Common Stock to three entities in private placement transactions exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4 (2) of such Act. Specifically, we issued:

a.	40,000 shares of Common Stock to High Technology of Rochester, Inc., our landlord, in consideration for $33,400 of leasehold improvements to our office facilities.

b.	74,700 shares of Common Stock to Medienimpuls GmbH as payment for consulting services valued at $14,940.

c.	200,000 shares of Common Stock valued at $214,000 to Ambit Corporation in partial consideration for Ambit’s grant to us of license to certain patented technology in the field of electronic shielding.

IV. On March 30, 2006, in connection with the agreement by SBI Brightline XIII, LLC to purchase shares of our Common Stock, we issued to SBI a warrant for the purchase of up to 3,300,000 shares of our Common Stock. The transaction with SBI was a private placement not involving a public offering and was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of such Act. On July 9, 2006, we cancelled the warrant.

V. On July 9, 2006, following the cancellation of the warrant that had been issued to SBI Brightline XIII, LLC on March 30, 2006 and in connection with a new agreement by SBI to purchase shares of our Common Stock, we issued to SBI a warrant for the purchase of up to 4,770,000 shares of our Common Stock. The transaction with SBI was a private placement not involving a public offering and was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of such Act.

VI. On the dates indicated, we granted options under our 2005 Incentive Stock Plan to the following officers, directors, employees and consultants for the purchase of the number of shares of our Common Stock (at the indicated exercise prices per share):

Option Holder	Number of Shares	Date of Grant	Exercise Price
B. Boscia	25,000	5/31/2006	$1.45
S. Mikesell	50,000	6/6/2006	$1.44
R. Kenzie	50,000	6/6/2006	$1.44
J. Hickman	30,000	6/9/2006	$1.35

The shares of our Common Stock issuable under our 2005 Incentive Stock Plan have been registered on Form S-8 (No 333-132607).

31,022,463 Shares

NaturalNano, Inc.

Common Stock

Prospectus
_________, 2006

Until                     , 2006 (25 days after the commencement of this offering), all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Item 27. Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger among NaturalNano, Inc., Cementitious Materials, Inc. and Cementitious Acquisitions, Inc. (1)
3.1	Restated Articles of Incorporation (2)
3.2	Certificate of Change to Articles of Incorporation (3)
3.3	By laws (4)
4.1	NaturalNano, Inc. 2005 Incentive Stock Plan (5)
4.2	Form of Non-Qualified Stock Option Agreement (2)
4.3	Registration Rights Agreement dated as of December 22, 2004 between NaturalNano, Inc. and Technology Innovations, LLC *
4.4	Form of Subscription Agreement for the Purchase of Convertible Notes of NN Research, Inc. (2)
4.5	Registration Rights Provisions of Ambit Corporation License **
4.6	Warrant for 4,500,000 shares of Common Stock issued to SBI USA, LLC *
4.7	Warrant for 4,770,000 shares of Common Stock issued to SBI Brightline XIII, LLC (6)
10.1	Exclusive License Agreement between Technology Innovations, LLC and NaturalNano, Inc. effective as of January 24, 2006 (7)
10.2	Joint Research Agreement between Nanolution, LLC and NaturalNano Inc. dated as of May 25, 2005 *
10.3	License Agreement between NaturalNano, Inc. and Ambit Corporation dated December 31, 2005 *
10.4	Employment Letter of Michael D. Riedlinger and Amendment No. 1 thereto # *
10.5	Employment Letter of Kathleen A. Browne and Amendment No. 1 thereto # *
10.6	Employment Letter of Sarah Cooper # *
10.7	Line of Credit Agreement dated as of December 29, 2004 between NaturalNano, Inc. and Technology Innovations, LLC *
10.8	Line of Credit Agreement dated as of June 28, 2006 between NaturalNano, Inc. and Technology Innovations, LLC (8)
10.9	Promissory Note dated June 28, 2006 to the order of Technology Innovations, LLC (9)
10.10	Stock Purchase Agreement dated March 30, 2006 between NaturalNano, Inc. and SBI Brightline XIII, LLC (10)
10.11	Termination Agreement dated July 9, 2006 between SBI Brightline XIII, LLC and NaturalNano, Inc. (11)
10.12	Stock Purchase Agreement dated July 9, 2006 between NaturalNano, Inc. and SBI Brightline XIII, LLC (12)

14.1	Code of Ethics for CEO and Senior Financial Officer (13)
15.1	Letter re Unaudited Interim Financial Information *
21.1	Subsidiaries (13)
23.1	Consent of Goldstein Golub Kessler LLP *
23.3	Consent of Nixon Peabody LLP ***
24.1	Power of Attorney ****

*	Filed herewith
**	Included in Exhibit 10.3
***	To be filed by amendment
****	Included on Signature Page
#	May be deemed a compensatory plan or arrangement
(1)	Incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K filed September 30, 2005
(2)	Incorporated by reference to similarly numbered Exhibit to Current Report on Form 8-K filed December 5, 2005
(3)	Incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed January 27, 2006
(4)	Incorporated by reference to Exhibit 3.2 to Form 10-SB filed July 3, 2002
(5)	Incorporated by reference to Appendix C to Information Statement on Schedule 14C filed November 8, 2005.
(6)	Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed July 10, 2006
(7)	Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-QSB for the period ended March 31, 2006
(8)	Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed July 3, 2006
(9)	Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed July 3, 2006
(10)	Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed March 31, 2006.
(11)	Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed July 10, 2006
(12)	Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed July 10, 2006
(13)	Incorporated by reference to similarly numbered Exhibit to Form 10-KSB for the fiscal year ended December 31, 2005.

Item 28. Undertakings.

The undersigned registrant hereby undertakes that:

(1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof; and

(3) It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and has authorized this Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of West Henrietta, State of New York on July 10, 2006.

NATURALNANO, INC.

By:	/s/ Michael D. Riedlinger __________________________
Michael D. Riedlinger, President

POWER OF ATTORNEY

We, the undersigned officers and directors of NaturalNano, Inc., hereby severally constitute and appoint Michael D. Riedlinger and Kathleen A. Browne, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement of Form SB-2 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable NaturalNano, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying the confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

\s\ Michael D. Riedlinger	President and Director	July 10, 2006
Michael D. Riedlinger	(Principal Executive Officer)

\s\ Kathleen A. Browne	Chief Financial Officer, Secretary and	July 10, 2006
Kathleen A. Browne	Treasurer (Principal Financial Officer and
Principal Accounting Officer)

\s\ Steven Katz	Director	July 10, 2006
Steven Katz

\s\ Ross Kenzie	Director	July 10, 2006
Ross Kenzie

\s\ John Lanzafame	Director	July 10, 2006
John Lanzafame

\s\Sharell L. Mikesell	Director	July 10, 2006
Sharell L. Mikesell

\s\ Michael L. Weiner	Director	July 10, 2006
Michael L. Weiner